UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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MASCO CORPORATION

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Masco Corporation 21001 Van Born Road Taylor, Michigan 48180 313-274-7400 www.masco.com

March 28, 2014

Dear Stockholder:

You are cordially invited to attend Masco Corporation’s Annual Meeting of Stockholders on Tuesday, May 6, 2014 at 10:00 A.M. at our corporate office in Taylor, Michigan.

The following pages contain information regarding the meeting schedule and the matters proposed for your consideration and vote. Following our formal meeting, we expect to provide a review of our operations and respond to your questions.

Our Annual Meeting agenda again includes an advisory “say-on-pay” vote to approve the compensation paid to our named executive officers. We are pleased that our say-on-pay proposal received strong support last year. We believe input from our ongoing outreach to our largest stockholders and our independent compensation consultant further strengthened our executive compensation program in 2013 as we continue to enhance our pay-for-performance practices. Our agenda also includes a proposal to approve the 2014 Long Term Stock Incentive Plan (the “2014 Plan”). Our existing equity compensation plan expires in 2015. Equity compensation is a key element of our overall compensation program because it links pay with our performance, and therefore, we are asking for stockholder approval of the 2014 Plan. We urge you to carefully consider the information in the proxy statement regarding these and the other proposals to be presented at our Annual Meeting.

Your vote on the proposals presented in the accompanying notice and proxy statement is important, regardless of whether or not you are able to attend the Annual Meeting. Voting instructions can be found on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

On behalf of our entire Board of Directors, we thank you for your continued support of Masco Corporation and look forward to seeing you on May 6.

Sincerely,

Verne G. Istock

Chairman of the Board

Keith J. Allman

President and Chief Executive Officer

MASCO CORPORATION 2014 PROXY STATEMENT	May 6, 2014

MASCO CORPORATION

Notice of Annual Meeting of Stockholders

Date:	May 6, 2014
Time:	10:00 A.M. Eastern Time
Place:	Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

The purposes of the Annual Meeting are:

1.	To elect four Class II directors;

2.	To consider and act upon a proposal to approve the compensation paid to our named executive officers;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2014;

4.	To consider and act upon a management proposal to approve the 2014 Long Term Stock Incentive Plan; and

5.	To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•	FOR each director nominee;

•	FOR the approval of executive compensation;

•	FOR the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors; and

•	FOR the approval of the 2014 Long Term Stock Incentive Plan.

Stockholders of record at the close of business on March 14, 2014 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting. Directions to our corporate office, where the meeting will be held, are on the back cover of the proxy statement.

By Order of the Board of Directors,

Kenneth G. Cole

Secretary

March 28, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2014. THIS PROXY STATEMENT AND THE

MASCO CORPORATION 2013 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2014

May 6, 2014	MASCO CORPORATION 2014 PROXY STATEMENT

2014 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

MEETING INFORMATION

Date:	May 6, 2014	Record Date:	March 14, 2014
Time: Place:	10:00 A.M. Eastern Time Masco Corporation 21001 Van Born Road Taylor, Michigan 48180	Shares Outstanding as of the Record Date:	357,683,811

VOTING MATTERS

	Proposals	Board Recommendation	Vote Required
Proposal 1:	Election of Class II Directors	FOR EACH NOMINEE	Majority of Votes Cast
Proposal 2:	Advisory Vote to Approve the Compensation Paid to our Named Executive Officers	FOR	Majority of Votes Cast
Proposal 3:	Ratification of the Selection of Independent Auditors	FOR	Majority of Votes Cast
Proposal 4:	Management Proposal to Approve the 2014 Long Term Stock Incentive Plan	FOR	Majority of Votes Cast

DIRECTOR NOMINEES

The following individuals are director nominees for Class II, with a term expiring at the Annual Meeting in 2017.

				Committees
Name	Position	Director Since	Independent	Audit	Organization and Compensation	Corporate Governance and Nominating
Keith J. Allman	President and Chief Executive Officer of Masco Corporation	2014
Verne G. Istock	Retired Chairman/President of Bank One Corporation	1997	X Chairman of the Board		X	Chair
J. Michael Losh	Retired Chief Financial Officer and Executive Vice President of General Motors Corporation	2003	X	Chair	X
Christopher A. O’Herlihy	Executive Vice President Illinois Tool Works Inc.	2013	X	X		X

MASCO CORPORATION 2014 PROXY STATEMENT	May 6, 2014

2013 EXECUTIVE COMPENSATION

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. At our 2013 Annual Meeting, over 90% of the votes cast on our say-on-pay proposal approved the compensation paid to our named executive officers.

We have adopted a number of changes to our compensation programs since 2011 based on our Board of Director’s Organization and Compensation Committee’s review of these programs and stockholder feedback. These changes include:

•

Adopting an anti-hedging and anti-pledging policy in 2013 that prohibits the hedging of our stock by our executives and directors, and also prohibits (without preapproval) these individuals from making future pledges of our stock;

•	Strengthening our clawback policy to enable the Organization and Compensation Committee to recover incentive compensation if we restate our financial statements;

•	Significantly reducing our executive officers’ stock option opportunity and introducing a new Long Term Cash Incentive Program based on return on invested capital performance over a three-year period;

•	Changing the mix of long-term incentives to give approximately equal weight to performance-based restricted stock, stock options, and our Long Term Cash Incentive Program;

•	Eliminating the excise tax gross-up feature on all equity grants beginning in 2012;

•	Increasing our CEO’s stock ownership requirement to six times base salary; and

•	Adopting double-trigger vesting of equity on a change in control for all equity grants beginning in 2013.

In 2013, the Organization and Compensation Committee continued to review our compensation programs and practices to ensure alignment of our Company’s best interests and the objectives for our compensation programs. We continued our communications with our largest stockholders on a broad range of executive compensation and governance topics.

Our performance in 2013 improved significantly compared to 2012. Consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, and our executive officers earned restricted stock awards and cash bonuses based on our achievement of our 2013 performance metrics of operating profit and working capital as a percent of sales. Our 2013 results and the incentive compensation paid to our executive officers are described in our Compensation Discussion and Analysis under “Summary of Compensation Decisions for 2013.”

PROPOSAL TO APPROVE THE 2014 LONG TERM STOCK INCENTIVE PLAN

Equity compensation is a key element of our overall compensation program because it links pay with our performance and represents a significant portion of the compensation package for our key employees. We are asking for stockholder approval of the 2014 Long Term Stock Incentive Plan (the “2014 Plan”), which authorizes us to grant equity awards for 8 million shares, plus shares under awards existing on May 6, 2014 that are forfeited, canceled, expired or withheld.

The 2014 Plan provides for the award of stock options, restricted stock, stock appreciation rights, restricted stock units, dividend equivalents and performance awards (of cash or stock) to our employees, consultants and directors for the purpose of attracting, motivating, retaining and rewarding them. The 2014 Plan includes the following features to protect our stockholders’ interests and help ensure effective corporate governance:

•	Limit on shares authorized;

May 6, 2014	MASCO CORPORATION 2014 PROXY STATEMENT

•	Minimum three-year vesting for awards that vest solely based on continued service;

•	No discounted stock options;

•	No repricing of stock options;

•	Double trigger required for vesting in case of change in control;

•	No provision for gross-up for excise taxes paid by participants;

•	Clawback in the case of financial restatement; and

•	Independent committee administration.

The 2014 Plan also contains performance metrics that we may use for performance-based compensation paid or granted under the 2014 Plan and intended to qualify under Internal Revenue Code Section 162(m). Stockholder approval of the 2014 Plan will also be considered as stockholder approval of the performance metrics, which would help preserve our ability to deduct for income tax purposes compensation associated with future performance-based awards made to certain executives in accordance with Section 162(m) of the Internal Revenue Code.

The 2014 Plan, including the performance metrics, is described more fully in Proposal 4, Approval of the 2014 Long Term Stock Incentive Plan. The 2014 Plan is attached to this proxy statement as Appendix A.

MASCO CORPORATION 2014 PROXY STATEMENT	May 6, 2014

May 6, 2014	MASCO CORPORATION 2014 PROXY STATEMENT

MASCO CORPORATION 2014 PROXY STATEMENT	May 6, 2014

MASCO CORPORATION 2014 PROXY STATEMENT	PART I – GENERAL INFORMATION

Masco Corporation Proxy Statement Annual Meeting of Stockholders on May 6, 2014

GENERAL INFORMATION

The Board of Directors of Masco Corporation (referred to as the “Company” or “we,” “us,” or “our” in this proxy statement) is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 6, 2014 at 10:00 A.M., and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about March 28, 2014. We are concurrently mailing to stockholders a copy of our 2013 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2013.

Who is entitled to vote at the Annual Meeting?

Our Board established the close of business on March 14, 2014 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 357,683,811 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each director nominee,

•	FOR the approval of executive compensation,

•	FOR the selection of PricewaterhouseCoopers LLP as our independent auditors, and

•	FOR the approval of the 2014 Long Term Stock Incentive Plan.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

What is a broker non-vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, which is called a “broker non-vote.” Except for Proposal 3, Ratification of Selection of Independent Auditors, all of the proposals on our agenda are non-routine.

How are abstentions and broker non-votes treated?

Abstentions are not treated as votes cast for Proposals 1, 2 and 3, so they will not have an effect on those proposals. Under New York Stock Exchange requirements for the approval of equity plans, abstentions will

PART I – GENERAL INFORMATION	MASCO CORPORATION 2014 PROXY STATEMENT

have the effect of being counted as a vote cast “against” Proposal 4, Approval of the 2014 Long Term Stock Incentive Plan.

Broker non-votes are not treated as votes cast, so they will not have an effect on any of the proposals at this Annual Meeting.

What constitutes a quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How can I submit my vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. EDT on May 5, 2014.

METHOD	RECORD HOLDER	BENEFICIAL OWNER
Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.
Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.
In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How many votes are needed for each proposal to pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

MASCO CORPORATION 2014 PROXY STATEMENT	PART I – GENERAL INFORMATION

Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 21001 Van Born Road, Taylor, Michigan 48180 before your proxy is voted. Unless you revoke your proxy in person at the meeting, your revocation must be received by 11:59 p.m. EDT on May 5, 2014.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow & Co., LLC, at (800) 607-0088 (for stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “householding” and how does it affect me?

The proxy rules of the Securities and Exchange Commission (the “SEC”) permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2013 Annual Report. Therefore, only one proxy statement and 2013 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2013 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313)  274-7400, or if you write to Investor Relations, Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2014 PROXY STATEMENT

Corporate Governance

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Leadership Structure of the Board of Directors

Mr. Verne Istock assumed the role of Chairman of the Board effective July 1, 2012, when Mr. Richard Manoogian, who had served as Chairman of the Board since 1985, became our Chairman Emeritus. Mr. Istock had served as our Lead Director (formerly Presiding Director) since 2003.

As an independent Chairman of the Board, Mr. Istock presides at Board meetings and at executive sessions of the independent directors; consults with management regarding information sent to the Board; approves the Board’s meeting agendas and assures that there is sufficient time for discussion of all agenda items; has the authority to call meetings of the independent directors; and oversees the Board and Committee self-evaluation process.

Mr. Istock has a strong working relationship with the other members of the Board. Although the Board believes that this Board leadership structure is in the best interests of the Company and our stockholders at this time, the Board has no policy with respect to the separation of the roles of CEO and Chairman and believes that this matter should be discussed and determined by the Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chairman and CEO are combined in the future, the role of Lead Director would likely become part of our Board leadership structure again.

If you are interested in contacting the Chairman of the Board, you may send your communication in care of our Secretary to the address specified in “Communications with Our Board of Directors” below.

Independence of our Directors

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

Our Board has determined that all of our non-employee directors, other than Mr. Manoogian, are independent. Our independent directors are Messrs. Archer, Istock, Losh, O’Herlihy, Parfet and Plant, Ms. Payne and Ms. Van Lokeren. Our Board also determined that Mr. Thomas Denomme, who served as a director until our 2013 Annual Meeting, was also independent. In making its independence determinations, the Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company. In evaluating Mr. O’Herlihy’s independence, the Board considered the fact that, from time to time, we and our consolidated subsidiaries purchase goods and services from Illinois Tool Works Inc. and its subsidiaries. The aggregate amount of these purchases approximated $1.88 million in 2013. The Board does not believe that Mr. O’Herlihy has a material interest in these transactions. Mr. Wadhams, who retired as our President and Chief Executive Officer in February 2014, remains as a non-independent director. Mr. Allman is now our President and Chief Executive Officer and, as an employee, is not an independent director.

The Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors was actively involved in the day-to-day operations.

MASCO CORPORATION 2014 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

Board of Directors and Independent Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. Each member of each of these committees qualifies as independent. These committees function pursuant to written charters adopted by the Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Business Ethics, are posted on our website at www.masco.com and are available to you in print from the website or upon request. Amendments to or waivers of the Code of Business Ethics for directors and executive officers, if any, will be posted on our website.

Our non-employee directors frequently meet in executive session without management, and the independent directors meet separately at least once per year. As Chairman of the Board, Mr.  Istock presides over these executive sessions.

Risk Oversight

Management continually monitors four general categories of risk related to our business: financial reporting risk, strategic risk, operational risk, and legal and compliance risk. The entire Board discharges its oversight of risk through an annual review and discussion of a comprehensive analysis prepared by management on material risks facing us; updates regarding these risks are presented at each subsequent Board meeting. Our President and Chief Executive Officer (our “CEO”), as the head of our management team and a member of the Board, assists the Board in its risk oversight function and leads those discussions.

The Organization and Compensation Committee considers risk issues related to compensation and has determined that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Organization and Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk taking.

At each of its meetings, the Audit Committee discharges its oversight of financial reporting risk through review and discussion of management’s reports and analyses of financial reporting risk and risk management practices. At a majority of its meetings, the Audit Committee also reviews and discusses certain additional financial and non-financial risks which we believe are most germane to our business activities.

Communications with Our Board of Directors

If you are interested in contacting our Chairman of the Board, an individual director, our Board of Directors as a group, our independent directors as a group, or a specific Board committee, you may send your communication in care of:

Kenneth G. Cole, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

Please specify the applicable party or parties you wish to contact in your communication.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2014 PROXY STATEMENT

Executive Officers

Effective February 14, 2014, Timothy Wadhams retired from his position as our President and Chief Executive Officer, and our Board of Directors elected Keith J. Allman as his successor. Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since
Keith J. Allman	President and Chief Executive Officer	51	2014
John G. Sznewajs	Vice President, Treasurer and Chief Financial Officer	46	2005
Kenneth G. Cole	Vice President, General Counsel and Secretary	48	2013
Jai Shah	Vice President – Chief Human Resource Officer	47	2012
John P. Lindow	Vice President – Controller	50	2011

Mr. Allman’s experience is described in “Part III – Board of Directors” under “Class II Directors (Nominees for Term Expiring at the Annual Meeting in 2017).”

Mr. Sznewajs was elected as our Vice President, Treasurer and Chief Financial Officer in July 2007. He had previously served as our Vice President and Treasurer since 2005 and our Vice President – Business Development since 2003.

Mr. Cole was elected as our Vice President, General Counsel and Secretary in July 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

Mr. Shah was elected as our Vice President – Chief Human Resource Officer in July 2012. He previously served as our Vice President Finance – Retail/Wholesale Platform since 2008, as a Group Vice President from 2007 to 2008, and as our Vice President – Strategic Planning from 2005 to 2007.

Mr. Lindow was elected as our Vice President – Controller in May 2011. He was a Group Controller from 2000 to 2007, and then served as Vice President Administration – Plumbing Products Platform until 2009, when he became the Vice President – Controller, Corporate Accounting.

MASCO CORPORATION 2014 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

Security Ownership of Management and Certain Beneficial Owners

The following table shows the beneficial ownership of our common stock as of December 31, 2013 by (i) each of our directors and director nominees, (ii) each named executive officer included in the 2013 Summary Compensation Table, (iii) all of our directors and current executive officers as a group (15 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (1)	Percentage of Voting Power Beneficially Owned
Keith J. Allman	321,943	*
Dennis W. Archer	105,000	*
Kenneth G. Cole	87,925	*
Verne G. Istock	105,560	*
John P. Lindow	263,492	*
J. Michael Losh	119,380	*
Richard A. Manoogian (2)	7,911,452	2.2%
Christopher A. O’Herlihy	—	*
Donald R. Parfet	12,624	*
Lisa A. Payne (3)	91,245	*
John C. Plant	10,460	*
Jai Shah	403,436	*
John G. Sznewajs	876,685	*
Mary Ann Van Lokeren (4)	104,060	*
Timothy Wadhams	3,924,669	1.1%
All directors and current executive officers of Masco as a group (1)	14,337,931	3.9%
Gregory D. Wittrock (5)	270,165	*
BlackRock Inc. (6) 40 East 52nd Street, New York, New York 10022	20,904,170	5.9%
Capital World Investors (7) 333 South Hope Street, Los Angeles, California 90071	26,171,751	7.3%
JPMorgan Chase & Co. (8) 270 Park Avenue, New York, New York 10017	26,896,417	7.5%
State Street Corporation (9) State Street Financial Center One Lincoln Street, Boston, Massachusetts 02111	18,228,188	5.1%
The Vanguard Group (10) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	24,574,822	6.9%

*	Less than one percent

(1)

Includes shares of unvested restricted stock and shares that may be acquired on or before March 1, 2014 upon exercise of stock options, as set forth in the table below. Holders have sole voting, but no investment power, over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

PART II – CORPORATE GOVERNANCE	MASCO CORPORATION 2014 PROXY STATEMENT

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before March 1, 2014 upon exercise of stock options
Keith J. Allman	128,182	171,480
Dennis W. Archer	17,550	70,400
Kenneth G. Cole	33,471	43,100
Verne G. Istock	17,550	46,400
John P. Lindow	52,095	194,280
J. Michael Losh	17,550	78,400
Richard A. Manoogian	68,636	2,854,000
Christopher A. O’Herlihy	—	—
Donald R. Parfet	6,380	—
Lisa A. Payne	16,752	54,400
John C. Plant	9,202	—
Jai Shah	81,721	300,000
John G. Sznewajs	113,380	712,500
Mary Ann Van Lokeren	17,550	40,000
Timothy Wadhams	390,120	3,341,200
All directors and current executive officers of Masco as a group	970,139	7,906,160
Gregory D. Wittrock	48,128	188,600

(2)

Shares owned by Mr. Manoogian and by all of our directors and current executive officers as a group include, in each case, an aggregate of 1,455,000 shares owned by charitable foundations for which Mr. Manoogian serves as a director or officer. The directors and officers of the foundations share voting and investment power with respect to shares owned by the foundations, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares and shares that he has a right to acquire, substantially all of the shares beneficially owned by Mr. Manoogian (other than unvested restricted stock and shares he has a right to acquire) have been pledged.

(3)	Shares owned by Ms. Payne include 875 shares held in a revocable living trust.

(4)	Shares owned by Ms. Van Lokeren include 45,810 shares held in a revocable living trust and 700 shares held in an IRA.

(5)	Mr. Wittrock ceased serving as an executive officer in July 2013.

(6)

Based on a Schedule 13G filed with the SEC on January 30, 2014, on December 31, 2013, BlackRock Inc. (through certain of its subsidiaries) beneficially owned 20,904,170 shares of our common stock, with sole voting power over 17,643,375 shares and sole dispositive power over all of the shares.

(7)

Based on a Schedule 13G filed with the SEC on February 13, 2014, on December 31, 2013, Capital World Investors is deemed to have beneficially owned and have sole voting power and sole dispositive power over 26,171,751 shares of our common stock as a result of Capital Research and Management Company acting as an investment advisor. Capital World Investors disclaims beneficial ownership of all of these shares.

(8)

Based on a Schedule 13G filed with the SEC on January 30, 2014, on December 31, 2013, JPMorgan Chase & Co. (through certain of its subsidiaries) beneficially owned 26,896,417 shares of our common stock, with sole voting power over 23,956,249 shares, shared voting power over 647,440 shares, sole dispositive power over 26,093,078 shares and shared dispositive power over 803,339 shares.

(9)

Based on a Schedule 13G filed with the SEC on February 3, 2014, on December 31, 2013, State Street Corporation (through certain of its subsidiaries) beneficially owned 18,228,188 shares of our common stock, with shared voting power and shared dispositive power over these shares.

(10)

Based on a Schedule 13G filed with the SEC on February 11, 2014, on December 31, 2013, The Vanguard Group and certain of its subsidiaries beneficially owned 24,574,822 shares of our common stock, with sole voting power over 579,044 shares, sole dispositive power over 24,034,124 shares and shared dispositive power over 540,698 shares.

MASCO CORPORATION 2014 PROXY STATEMENT	PART II – CORPORATE GOVERNANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of their ownership of our common stock and changes in their ownership with the SEC and the New York Stock Exchange, and to furnish us with copies of these reports. Based solely on our review of copies of the reports that we received, or written representations from our executive officers and directors that they were not required to file Form 5 ownership reports, we believe that each person who was a director, officer or beneficial owner of more than ten percent of our common stock at any time during 2013 timely met all applicable filing requirements during the year.

Certain Relationships And Related Transactions

Our Board of Directors has adopted a Related Person Transaction Policy that requires the Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of their immediate family members has a direct or indirect material interest. This policy covers financial transactions, or any series of similar transactions, including indebtedness and guarantees of indebtedness, as well as transactions involving employment, but excludes transactions determined by the Board not to involve a material interest of the related person, such as ordinary course of business transactions of $120,000 or less and transactions in which the related person’s interest is derived solely from service as a director of another entity or ownership of less than 10% of another entity’s stock. The policy requires directors, director nominees and executive officers to provide prompt written notice to the Secretary of any related transaction so it can be reviewed by the Corporate Governance and Nominating Committee to determine whether the related person has a direct or indirect material interest. If the Committee determines this is the case, the Committee considers all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. The Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

These procedures have been followed in connection with the review of the transactions described below. There have been no transactions since January 1, 2013 required to be described in this proxy statement that were not subject to review, approval or ratification in accordance with this policy.

In accordance with the terms of our 2009 agreement with Mr. Manoogian, who transitioned to Chairman Emeritus in 2012, we provide him with office space, an administrative assistant and reasonable equipment and supplies for his personal use, which together have an aggregate annual value of approximately $258,000. We charge Mr. Manoogian the full cost for additional office space and related equipment and supplies used by his personal and charitable foundation staff and for a driver and the incremental cost for his use of our aircraft (with prior approval from our CEO), all of which aggregated approximately $334,000 for 2013.

In connection with Mr. Wittrock’s retirement as Vice President, General Counsel and Secretary, at the Company’s request, Mr. Wittrock agreed to provide consulting services to the Company for one year for which he is to be compensated $200,000.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2014 PROXY STATEMENT

Board Of Directors

Our Board of Directors is divided into three classes. Upon election of the Class II directors nominated at this Annual Meeting, the terms of office of Class I, Class II and Class III directors will expire at the Annual Meeting of Stockholders in 2016, 2017 and 2015, respectively, or when their respective successors are elected and qualified.

Timothy Wadhams, who is currently a Class II director, retired as our President and Chief Executive Officer on February 14, 2014 and is not standing for re-election. We wish to express our deep appreciation to him for his dedication and contributions during his many years with us. Effective as of this Annual Meeting, the number of directors will be reduced to ten.

With Mr. Istock recused, our Corporate Governance and Nominating Committee recommended Mr. Istock be re-nominated as a Class II director. Our Board recommended that Mr. Istock stand for re-election based on his current leadership as Chairman of the Board and on his tenure as a director. In making its recommendation, our Board also made an exception to its age 72 retirement policy for Mr. Istock.

In addition to meeting the criteria that are described below under “Director Attendance and Committees – Corporate Governance and Nominating Committee,” each continuing director and each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, finance and accounting, executive compensation, risk management, manufacturing, corporate governance and board oversight, marketing, governmental relations, law and real estate development. Biographical information regarding each of our continuing directors and our director nominees is set forth below, including the specific business experience, qualifications, attributes and skills that led the Board to conclude that each should serve as a director.

MASCO CORPORATION 2014 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

Director Nominees for Class II

(Term Expiring at the Annual Meeting in 2017)

KEITH J. ALLMAN | Director since 2014

President and Chief Executive Officer of the Company

Mr. Allman, 51, became our President and Chief Executive Officer in February 2014. He joined us in 1998 as Vice President of Manufacturing for Merillat Industries, one of our cabinetry businesses, and was promoted in 2000 to its Vice President, Operations and in 2003 to its Executive Vice President. He served as the Executive Vice President, Operations for our Builder Cabinet Group from 2004 until 2007, when he became President of Delta Faucet Company. He was promoted to Group President in 2011, and, in that role, had responsibility for our Plumbing and North American Cabinet businesses.

Mr. Allman’s key leadership positions within our Company have given him valuable insight into all aspects of our business. He brings to our Board a significant understanding of, and experience with, complex operations, as well as company-specific customer expertise.

VERNE G. ISTOCK | Director since 1997

Retired Chairman/President of Bank One Corporation

Chairman of the Board

Mr. Istock, 73, joined NBD Bank in 1963 and served as Vice Chairman and a director of NBD Bank and its parent, NBD Bancorp, from 1985 until he was named Chairman and Chief Executive Officer in 1994. Upon the merger of NBD and First Chicago Corporation in 1995, he was named President and Chief Executive Officer of First Chicago NBD Corporation and was elected Chairman in 1996. Upon the merger of First Chicago NBD Corporation and Bank One Corporation in 1998, he was named Chairman of the Board of Bank One Corporation, where he served in various executive positions, including Chief Executive Officer, until his retirement in 2000. Mr. Istock is the lead director of Rockwell Automation, Inc. During the past five years, he also served as a director of Kelly Services, Inc.

Mr. Istock brings exceptional business leadership skills to the Board. His significant experience in finance and banking gives him a comprehensive understanding of credit and financial markets. His current and past service as a director of other publicly held companies provides the Board with important experience regarding corporate governance, executive compensation, risk management and other matters.

J. MICHAEL LOSH | Director since 2003

Retired Chief Financial Officer and Executive Vice President of General Motors Corporation

Mr. Losh, 67, retired from General Motors Corporation in 2000 after 36 years of service in various capacities, lastly as Chief Financial Officer and Executive Vice President. He served as Interim Chief Financial Officer of Cardinal Health, Inc. from July 2004 until May 2005. He is a director of Prologis, Aon plc, CareFusion Corporation, H.B. Fuller Company and TRW Automotive Holdings Corp. During the past five years, he also served as a director of Cardinal Health, Inc. prior to the spin-off of CareFusion Corporation.

Based on his substantial finance and accounting expertise, Mr. Losh is the Chairman of our Audit Committee. He has significant experience in key leadership roles in a manufacturing environment. He currently serves on the boards and audit committees of other publicly held companies, giving him valuable exposure to developments in accounting, financial reporting, board oversight responsibilities, corporate governance and risk management.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2014 PROXY STATEMENT

CHRISTOPHER A. O’HERLIHY | Director since 2013

Executive Vice President of Illinois Tool Works Inc.

Mr. O’Herlihy, 50, has been an Executive Vice President of Illinois Tool Works Inc. (“ITW”) since 2010, with worldwide responsibility for ITW’s Food Equipment segment. During his almost 25 years with ITW, he has held various roles of increasing responsibility, including as Group President of both ITW’s Food Equipment and Polymers & Fluids segments. Mr. O’Herlihy serves as a director of the National Restaurant Association, an industry trade association.

Mr. O’Herlihy has extensive knowledge and experience in all aspects of business, including operations, business strategy, acquisitions, emerging markets, financial performance and structure, legal matters, and human resources/talent management. Based on his current leadership position with ITW and his experience with ITW’s diversified global operations, he brings to our Board strategic insight and understanding of complex business and manufacturing operations, as well as a valuable perspective of international business operations.

MASCO CORPORATION 2014 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

Class III Directors

(Term Expiring at the Annual Meeting in 2015)

RICHARD A. MANOOGIAN | Director since 1964

Chairman Emeritus

Mr. Manoogian, 77, joined us in 1958 and was elected Vice President and a director in 1964 and President in 1968. Mr. Manoogian served as Chief Executive Officer from 1985 until 2007, when he was elected Executive Chairman. He retired as an employee in 2009, to serve solely as Chairman of the Board, a position he held from 1985 until 2012, when he became our Chairman Emeritus. He is a director of Ford Motor Company.

Mr. Manoogian’s long-term leadership of Masco gives him extensive Company and industry-specific knowledge, including firsthand knowledge of our operations and strategy as well as a deep understanding of the new home construction and home improvement markets.

JOHN C. PLANT | Director since 2012

Chairman, Chief Executive Officer and President of TRW Automotive Holdings Corp., a diversified automotive supplier

Mr. Plant, 60, has been the Chairman of the Board of TRW Automotive Holdings Corp. since 2011 and its President and Chief Executive Officer as well as a director since 2003. Prior to that, he had been a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 to 2001, Mr. Plant was the Executive Vice President and General Manager of TRW Chassis Systems. From 1991 to 1997, Mr. Plant was employed by Lucas Varity Automotive in management positions, ultimately serving as its President until it was acquired by TRW Inc. Mr. Plant serves as a director of the Automotive Safety Council and is the Vice Chairman of the Kennedy Center Corporate Fund Board.

Mr. Plant has a background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, financial performance and structure, legal matters and human resources. Based on his current leadership positions with a diversified global operation, he brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business.

MARY ANN VAN LOKEREN | Director since 1997

Retired Chairman and Chief Executive Officer of Krey Distributing Company, a beverage distribution firm

Ms. Van Lokeren, 66, served as the Chairman and Chief Executive Officer of Krey Distributing Company from 1987 through 2006 and as its Secretary upon joining Krey in 1978. She is a director of The Laclede Group, Inc.

Ms. Van Lokeren’s nearly 20 years of experience as the Chairman and CEO of a large and successful distribution company gives her valuable insight into many facets of company leadership and management including personnel, marketing, customer relationships and overall business strategy. Her current and past service as a director of other public companies and non-profit organizations gives her a broad perspective on issues of corporate governance, executive compensation, board oversight and risk management.

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2014 PROXY STATEMENT

Class I Directors

(Term Expiring at the Annual Meeting in 2016)

DENNIS W. ARCHER | Director since 2004

Chairman and CEO of Dennis W. Archer PLLC and Chairman Emeritus, Dickinson Wright PLLC, a Detroit, Michigan-based law firm

Mr. Archer, 72, has served as Chairman and CEO of Dennis W. Archer PLLC since 2010. He has also served as Chairman Emeritus of Dickinson Wright PLLC since 2010, prior to which he was Chairman from 2002 to 2009. Mr. Archer was Chair of the Detroit Regional Chamber from 2006 to 2007, and President of the American Bar Association from 2003 to 2004. He served two terms as Mayor of the City of Detroit, Michigan from 1994 through 2001 and was President of the National League of Cities from 2000 to 2001. He was appointed as an Associate Justice of the Michigan Supreme Court in 1985, and in 1986 was elected to an eight-year term. Mr. Archer is also a director of Compuware Corporation and Johnson Controls, Inc.

Mr. Archer’s long and distinguished career as an attorney and judge provides the Board with specific expertise and a unique understanding of litigation and other legal matters. As a result of his position as Mayor of Detroit, he has broad leadership, administrative and financial experience and is also knowledgeable in the area of governmental relations.

DONALD R. PARFET | Director since 2012

Managing Director, Apjohn Group, LLC, a business development company, and General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund

Mr. Parfet, 61, has been the Managing Director of Apjohn Group, LLC since 2001 and a General Partner of Apjohn Ventures Fund, Limited Partnership since 2003. Mr. Parfet retired in 2000 from Pharmacia Corporation, a pharmaceutical company where he served as Senior Vice President. He had also served two predecessor companies, Pharmacia & Upjohn and The Upjohn Company, as a senior corporate officer. Mr. Parfet is a director of Kelly Services, Inc. and Rockwell Automation, Inc. He also serves as a director or trustee of a number of charitable and civic organizations.

Mr. Parfet brings extensive financial and operating experience to the Board, including financial and corporate staff management responsibilities and senior operational responsibilities for multiple global business units. He is also experienced in leading strategic planning, risk assessment, human resource planning and financial planning and control. His global operating experience, strong financial background and proven leadership capabilities are especially important to the Board’s consideration of product and geographic expansion.

LISA A. PAYNE | Director since 2006

Vice Chairman and Chief Financial Officer and director of Taubman Centers, Inc., a real estate investment trust

Ms. Payne, 55, has served as Chief Financial Officer and Vice Chairman of Taubman Centers, Inc. since 2005, prior to which she served as the Executive Vice President and the Chief Financial and Administrative Officer from 1997 to 2005. She has been a director of Taubman Centers, Inc. since 1997. Ms. Payne was an investment banker with Goldman, Sachs & Co. from 1987 to 1997. She is a trustee of Munder Series Trust and Munder Series Trust II, open-end management investment companies.

Ms. Payne’s past experience as an investment banker and her present position as CFO of Taubman Centers provide the Board with financial, accounting and corporate finance expertise. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

MASCO CORPORATION 2014 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

Director Attendance And Committees

During 2013, the Board of Directors held six meetings. Each director attended at least 75% of the Board meetings and applicable committee meetings that were held while such person served as a director. It is our policy to encourage directors to attend the Annual Meeting of Stockholders. All of our directors attended the 2013 Annual Meeting, except for Ms. Payne, who was out of the country on business, and Mr. O’Herlihy, who joined our Board after the 2013 Annual Meeting.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors, consisting of Messrs. Archer, Losh, O’Herlihy, Parfet and Plant and Ms. Payne, held five meetings during 2013. In addition to risk oversight described above, the Audit Committee assists the Board in its oversight of the integrity of our financial statements, the effectiveness of our internal control over financial reporting, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, and our compliance with legal and regulatory requirements, including employee compliance with our Code of Business Ethics.

The Board has determined that each member of the Audit Committee is independent, financially literate and that five members of the Audit Committee, Messrs. Losh, O’Herlihy, Parfet and Plant and Ms. Payne, qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K. Although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board has determined that such service does not impair his ability to serve on our Audit Committee.

ORGANIZATION AND COMPENSATION COMMITTEE

The Organization and Compensation Committee of the Board of Directors, consisting of Messrs. Istock, Losh and Parfet, Ms. Payne and Ms. Van Lokeren, held six meetings during 2013. The Organization and Compensation Committee determines executive compensation, evaluates the performance of our senior executives, determines and administers restricted stock awards and options granted under our stock incentive plan, administers our Long Term Cash Incentive Program, and reviews our management succession plan, including periodically reviewing our CEO’s evaluation and recommendation of potential successors. Information about the Organization and Compensation Committee’s process and procedures for consideration and determination of executive compensation, and a description of the role of the compensation consultant engaged by the Organization and Compensation Committee, are presented in the “Compensation Discussion and Analysis” below.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”), consisting of Messrs. Archer, Istock, O’Herlihy and Plant, Ms. Payne and Ms. Van Lokeren, held five meetings during 2013. The Governance Committee advises the Board on the governance structure and conduct of the Board and has responsibility for developing and recommending to the Board appropriate corporate governance guidelines. In addition, the Governance Committee identifies and recommends qualified individuals for nomination and re-nomination to the Board and recommends directors for appointment and re-appointment to Board committees.

The Governance Committee periodically assesses Board composition, including whether any vacancies are expected on the Board due to retirement or otherwise. The Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with acute intelligence and practical wisdom. Directors should be free of any significant business relationships

PART III – BOARD OF DIRECTORS	MASCO CORPORATION 2014 PROXY STATEMENT

which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on the Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders. The Governance Committee also considers additional criteria adopted by the Board for Director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Neither the Board nor the Governance Committee has adopted a formal Board diversity policy. However, the Governance Committee periodically considers, as part of its assessment of Board composition and evaluation of potential candidates for Board membership, whether the Board is comprised of individuals who hold diverse viewpoints, professional experiences, education and other skills and attributes which are necessary to enhance Board effectiveness. In addition, the Governance Committee believes that it is desirable for Board members to possess diverse characteristics of race, national and regional origin, ethnicity, gender and age, and considers such factors in its evaluation of candidates for Board membership.

The Governance Committee uses a number of sources to identify and evaluate nominees for election to the Board. During 2013, our Board engaged the search firm of Spencer Stuart to help identify and evaluate potential director candidates. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated above in “Corporate Governance – Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to the Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws. For a summary of these procedures, see “2015 Annual Meeting of Stockholders” below.

Compensation of Directors

As compensation for their service on our Board of Directors, our non-employee directors receive an annual retainer of $180,000, of which one-half is paid in cash. To reinforce our directors’ focus on long-term stockholder value and to recognize their long-term commitment to serve the Company, the other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program (the “Directors Equity Program”). The Directors Equity Program prohibits former directors from engaging in activities detrimental to us while they hold restricted stock we awarded to them. The restricted stock may be forfeited if a former director breaches this obligation. Further, the Directors Equity Program restricts directors from engaging in competitive activities while serving as a director and for one year after service as a director. If a former director breaches this non-compete agreement, we may require him or her to pay us amounts realized within two years prior to termination from awards of restricted stock and exercises of stock options.

The Board has established stock retention guidelines for our non-employee directors that require them to retain at least 50% of the shares of restricted stock they receive until their termination from service as a director. The stock retention requirement is intended to assure that non-employee directors maintain a financial interest in our Company over an extended period of time.

Our non-employee directors are eligible to participate in our matching gifts program until December 31 of the year in which their service as a director ends. Under this program, we will match up to $5,000 of a director’s contributions made in any calendar year to eligible 501(c)(3) tax-exempt organizations. Directors are also eligible to participate in our employee purchase program, which enables them to obtain rebates on our products they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on our aircraft to attend Board or committee meetings.

MASCO CORPORATION 2014 PROXY STATEMENT	PART III – BOARD OF DIRECTORS

The following table shows 2013 compensation paid to our directors, other than Mr. Wadhams, who was also an employee and who received no additional compensation for his service as director. Mr. Allman, who joined the Board in 2014, is also an employee of the Company and receives no additional compensation for his services as a director. Directors receive a fee of $1,500 per Board or committee meeting attended. The annual retainer for serving as Chairman of the Board is $150,000, and so long as Mr. Istock serves in this capacity, he will not receive additional compensation for also serving as Chairman of the Corporate Governance and Nominating Committee. Mr. Losh receives an annual fee of $20,000 for his service as chair of our Audit Committee, and Ms. Van Lokeren receives an annual fee of $15,000 for her service as chair of our Organization and Compensation Committee.

2013 Director Compensation

Name	Cash Fees Earned ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)(3)
Dennis W. Archer	114,000	89,990	5,000	208,990
Thomas G. Denomme (4)	57,000	—	—	57,000
Verne G. Istock	279,000	89,990	—	368,990
J. Michael Losh	146,000	89,990	5,000	240,990
Richard A. Manoogian	99,000	89,990	10,000	198,990
Christopher A. O’Herlihy (5)	4,500	—	—	4,500
Donald R. Parfet	112,500	134,986	5,500	252,986
Lisa A. Payne	132,000	89,990	5,000	226,990
John C. Plant	123,000	89,990	—	212,990
Mary Ann Van Lokeren	141,000	89,990	5,000	235,990

(1)

In May 2013, we granted 4,170 shares of restricted stock to each non-employee director, except for Mr. O’Herlihy, who joined our Board in December, and Mr. Denomme, whose service as a director concluded at our 2013 Annual Meeting. In February 2013, Mr. Parfet received an award for 2,210 shares as prorated equity compensation for his service as a director beginning in December 2012. This column reflects the aggregate grant date fair value of the shares, calculated in accordance with accounting guidance. Directors only realize the value of restricted stock awards over an extended period of time because the vesting of awards occurs pro rata over three years from the date of grant (five years for grants made prior to 2013), and one-half of these shares must be retained until completion of their service on the Board.

(2)

Amounts in this column include our contributions in 2013 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit. The matching contributions were attributable to director charitable contributions made in 2012, 2013 or in both years.

(3)

The following table sets forth the aggregate number of shares of unvested restricted stock, and the aggregate number of stock options outstanding, held by each director as of December 31, 2013. The Board ceased granting stock options to non-employee directors in 2010; however, a portion of the stock options granted before then remains outstanding.

Director	Unvested Restricted Stock	Stock Options Outstanding
Dennis W. Archer	17,550	72,000
Verne G. Istock	17,550	48,000
J. Michael Losh	17,550	80,000
Richard A. Manoogian	68,636	2,854,000
Christopher A. O’Herlihy	—	—
Donald R. Parfet	6,380	—
Lisa A. Payne	16,752	56,000
John C. Plant	9,202	—
Mary Ann Van Lokeren	17,550	41,600

(4)	Mr. Denomme’s service as a director concluded at our 2013 Annual Meeting.

(5)	Mr. O’Herlihy joined the Board in December 2013.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

We are committed to maintaining executive compensation programs that promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders. We believe that our performance, the creation of long-term stockholder value, and the achievement of goals that are critical to our success should impact a significant portion of our executive officers’ compensation. Our Organization and Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the “Committee”) oversees our compensation programs and the compensation paid to our named executive officers (who are listed in our 2013 Summary Compensation Table and to whom we refer in this Compensation Discussion and Analysis as “executive officers”).

Timothy Wadhams served as our President and Chief Executive Officer during 2013. He retired from that position in February 2014 and was succeeded by Keith J. Allman. As President and Chief Executive Officer, Mr. Allman receives an annual base salary of $900,000 and stock options. He also participates in our annual performance-based restricted stock and cash bonus opportunities and in our Long Term Cash Incentive Program, which are described below. In accordance with SEC rules, this Compensation Discussion and Analysis describes the compensation paid to Mr. Wadhams during 2013 and does not further discuss the compensation of Mr. Allman, who is not included in our 2013 Summary Compensation Table.

How did our 2013 financial performance impact the compensation we paid to our executive officers?

For the second consecutive year, our performance improved significantly as compared to the previous year. In 2013, our annual performance-based compensation was based on operating profit and working capital as a percent of sales goals, which we achieved at 164% of the target goals. As a result, consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, and our executive officers earned restricted stock awards and cash bonuses based on our achievement of these performance metrics. Our 2013 results and the incentive compensation paid to our executive officers are described under “Summary of Compensation Decisions in 2013” below.

How did we consider the 2013 say-on-pay vote?

At our 2013 Annual Meeting, over 90% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, the Committee considered results of last year’s say-on-pay vote and concluded that our stockholders approve of our current executive compensation programs and policies and the changes we have made in recent years to those programs.

In 2013, the Committee continued to review our compensation programs and practices to ensure alignment of our best interests and the objectives for our compensation programs. We engaged in outreach in the spring and again in the fall to our largest stockholders on a broad range of executive compensation and governance topics. Taking this feedback and current best practices into consideration, and after consultation with Semler Brossy, the Committee’s independent compensation consultant, the Committee recommended and our Board adopted an anti-hedging and anti-pledging policy in 2013. This policy prohibits hedging transactions involving our securities by our executives and our directors, and also prohibits these individuals from making any future pledges of our securities, unless the arrangement is preapproved by our Corporate Governance and Nominating Committee for any executive or by the Board for any director.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

What compensation “best practices” have we adopted?

In addition to our new anti-hedging and anti-pledging policy, since 2011 we have incorporated many best practices in our executive compensation programs, as follows:

•

Our clawback policy provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement;

•	We reduced our executive officers’ stock option opportunity and introduced a Long Term Cash Incentive Program based on return on invested capital performance over a three-year period;

•

Our compensation program is weighted toward long-term incentives and our mix of these incentives gives approximately equal weight to performance-based restricted stock, stock options and our Long Term Cash Incentive Program;

•	We eliminated the excise tax gross-up feature on all equity grants beginning in 2012;

•	Our CEO is required to own stock valued at six times his base salary;

•	We adopted double-trigger vesting of equity on a change in control;

•	Our restricted stock and stock option awards generally have five-year vesting schedules, longer than current market practice;

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

COMPENSATION PRINCIPLES AND OBJECTIVES THAT ARE THE FOUNDATION FOR MASCO’S EXECUTIVE COMPENSATION PROGRAMS

The fundamental principles of our compensation programs are to reward our executive officers to a significant degree based on our performance, both in achieving our performance goals and by making effective strategic decisions, and to align our executive officers’ interests with the long-term interests of stockholders. Our compensation programs are designed to incentivize our executive officers to focus on critical business objectives, to appropriately balance risks and rewards and to attract and retain executive officers who can effectively lead our business. As a result of our emphasis on rewarding our executive officers based on our performance, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

Our 2013 target compensation mix for our CEO and our other executive officers reflects our emphasis on performance-based elements, as follows:

We believe this target compensation mix, which emphasizes long-term, performance-based compensation, appropriately incentivizes our executive officers to achieve long-term value creation for our stockholders and to make strategic decisions that will strengthen our business.

In addition, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and, to a lesser extent, stock options are an important component of compensation for our executive officers. Our equity awards vest in 20% installments over five years. Five-year vesting defers the executives’ realization of the full benefit of equity-based compensation for a substantial period of time and is longer than current market practice. The value ultimately realized from equity awards depends on the long-term performance of our common stock. Our equity awards do not vest immediately upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Our executive officers understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on the long-term enhancement of stockholder value.

Our approach to executive compensation emphasizes corporate rather than individual performance, echoing our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by the Committee. Accordingly, the Committee retains discretion to adjust base salary, grant special equity awards, adjust the mix of cash and equity compensation, adjust the mix of restricted stock and stock options awarded, and offer different forms of equity-based compensation. With this discretion, the Committee is best able to reward the individual contributions of each executive officer and to respond to an executive’s expanding responsibilities, market practices and our changing business needs. The Committee exercised this discretion in 2013 when it adjusted the base salaries of Messrs. Sznewajs and Cole as described below.

ANNUAL REVIEW PROCESS

What process is used by management and the Committee to make compensation decisions?

We review and make decisions regarding the amount of eligible annual performance-based restricted stock awards and cash bonus payments and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

foundation for establishing our performance criteria and opportunity levels for the current year. This also better enables the Committee to determine the executive officers’ appropriate compensation mix and to align compensation with ongoing talent review and development in conjunction with our annual management talent review.

Our annual management talent review and development process is used by the Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides the Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and plans and potential for advancement, and considers market demand for the executive’s skill set. The Committee also receives information, analyses and recommendations from our Vice President – Chief Human Resource Officer. While the Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to the executive officers, including our CEO, rests solely with the Committee.

In evaluating our CEO in 2013, the Committee considered the factors noted above for other members of management, and also considered the qualities of leadership and responsibility necessary for the chief executive officer position. Other factors considered by the Committee include the CEO’s contribution to our performance and governance, the impact of his leadership on the performance of our executive officers and management team and his reputation for representing us in the community.

What compensation data are considered by the Committee in establishing annual compensation?

In establishing compensation, the Committee reviews a tally sheet that comprehensively summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, annual performance-based cash bonus and restricted stock, stock options, dividends on unvested shares of restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows the Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by the Committee when assessing pay equity.

The Committee also reviews published compensation surveys for companies with annual revenues between $5 billion and $10 billion and compensation information disclosed in the proxy statements of our peer group. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While the Committee generally targets total compensation for each executive officer at the median, it considers other factors, such as the length of time an executive officer has served in his current position, his roles and responsibilities and his performance. The Committee also analyzes actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding the market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

Finally, the Committee considers an analysis of the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over one-year, three-year and five-year periods. Our total shareholder return has been below the 25th percentile of our peers for the five-year period ended 2012. While target compensation for our CEO has approximated the median of our peer group during this five-year period ended 2012, our CEO’s realizable compensation has been below the 25th percentile of our peer group. Realizable compensation is defined as the sum of salary, actual bonus, and the value of equity awards (stock options and restricted stock) based on the stock price as of December 31, 2012. Based on this analysis, the Committee believes that there is good alignment between compensation paid to our CEO and our performance. In addition, the Committee recognized that for the three-year period from 2011 through 2013, our total shareholder return improved to the 63rd percentile of our peer group.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

The following table shows how our current executive officers’ target compensation and actual compensation in 2013 compared to market data published in 2013. Actual compensation is defined as the sum of base salary, actual cash bonus paid, and the grant date fair value of restricted stock awards and stock options.

Comparison to Market Compensation
Executive Officer	2013 Target Compensation	2013 Actual Compensation
Timothy Wadhams* President and Chief Executive Officer	Approximately 50th percentile	Approximately 75th percentile
John G. Sznewajs Vice President, Treasurer and Chief Financial Officer	Approximately 50th percentile	Between the 50th and 75th percentiles
Kenneth G. Cole Vice President, General Counsel and Secretary	Below the 25th percentile	Below the 25th percentile
Jai Shah Vice President – Chief Human Resource Officer	Approximately 50th percentile	Between the 50th and 75th percentiles
John P. Lindow Vice President – Controller	Between the 50th and 75th percentiles	Approximately 75th percentile

*	Mr. Wadhams retired as President and CEO in February 2014.

Given the many and diverse businesses in which we operate, composition of an appropriate peer group is challenging, as historically there have been few companies providing a similar mix of products and services as we offer. The Committee believes that our peer group reflects the companies that we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Our peer group is comprised of the following companies:

D.R. Horton	Ingersoll-Rand	NVR	Stanley Black & Decker
Danaher	ITT	Owens Corning	Textron
Dover Corporation	Lennar	PulteGroup	Tyco International
Fortune Brands Home & Security	Mohawk Industries	Sherwin-Williams Company	Whirlpool
Illinois Tool Works	Newell Rubbermaid	SPX

Has the Committee engaged a compensation consultant?

The Committee has exercised its authority to retain its own independent advisor and has engaged Semler Brossy as its compensation consultant. Semler Brossy was chosen by the Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2013, Semler Brossy attended Committee meetings, met with the Committee in executive sessions without our executive officers or other members of management, met individually with Committee members and the Committee chair, and advised the Committee on its overall implementation of our compensation objectives and on director compensation practices. In 2013, Semler Brossy also advised the Committee on our new anti-hedging and anti-pledging policy and on the 2014 Long Term Stock Incentive Plan that is proposed for stockholder approval at this annual meeting. After considering the factors promulgated by the SEC for assessing the independence of Committee advisers, the Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION DECISIONS FOR 2013

How did Masco perform in 2013?

We experienced sales growth of 9% and our operating leverage drove strong profit growth in 2013 as compared to 2012. In addition, free cash flow in 2013 exceeded $500 million. We benefited from improved housing starts and increased spending for repair and remodeling projects compared to 2012, despite continued economic uncertainties, weak consumer confidence and modest consumer spending. Our improved performance in 2013 was due in part to our ability to continue to successfully leverage a number of our well-known brands and to introduce new and improved products. Our brand equity also grew through geographic expansion of several of our businesses.

During 2013, we remained focused on reducing our costs, primarily through supply chain savings and productivity improvements. We improved our operating profit across all of our businesses as a result of the significant progress we have made in reducing our cost structure, streamlining our sourcing process and accelerating our supply chain savings. During the year, we returned our Cabinet and Installation businesses to profitability by realizing the benefits of restructuring activities in prior years as well as through profit improvements made during the year. By lowering the breakeven points, each of these businesses returned to profitability at lower revenue levels than historically had been the case. Our operating profit also improved from favorable pricing and promotional activities at several of our businesses.

In 2013, we continued to focus on enhancing our balance sheet and our liquidity. During the year, we reduced our debt by approximately $200 million with cash on hand. We ended the year with approximately $1.5 billion of balance sheet liquidity.

What were the components of Masco’s executive compensation program in 2013?

The components of the compensation for our executive officers in 2013 were base salary, performance-based restricted stock and cash bonus opportunities, stock option awards, minimal perquisites and retirement programs. Because our Long Term Cash Incentive Program (“LTCIP”), established in 2012, provides for a three-year performance period, no cash payout will be available under that program until our financial results for 2014 have been finalized. Each of these components is described below.

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. The Committee did not increase base salaries in 2013 for our CEO, Vice President – Controller and Vice President – Chief Human Resource Officer. Mr. Sznewajs, our Vice President, Treasurer and Chief Financial Officer, received an 8.5% base salary increase, from $530,000 to $575,000, in July 2013. Mr. Cole’s base salary was increased to $320,000 in connection with his promotion to Vice President, General Counsel and Secretary in July 2013. In determining the appropriate compensation adjustment for these executives, the Committee reviewed market survey data in published executive compensation surveys for companies with annual revenues similar to ours, as well as Mr. Sznewajs’s and Mr. Cole’s compensation history.

Annual Performance-Based Restricted Stock and Cash Bonus Opportunities

We provide annual performance-based restricted stock and cash bonus opportunities to our executive officers to emphasize our annual performance, provide incentive to achieve our critical business objectives, and align our executive officers’ interests with those of our stockholders.

The Committee establishes the restricted stock award and cash bonus opportunities available to each executive officer as a percent of his annual base salary. Each executive officer can earn up to the maximum

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

opportunity as a restricted stock award and as a cash bonus payment. In 2013, the opportunity levels as a percentage of base salary for our current executive officers remained the same as in 2012, as follows:

	Opportunities for Cash Bonus & Stock Awards, Each as a % of Annual Base Salary
Executive Officer	Minimum	Target	Maximum
Timothy Wadhams	0%	150%	300%
John G. Sznewajs	0%	75%	150%
Kenneth G. Cole	0%	65%	130%
Jai Shah	0%	65%	130%
John P. Lindow	0%	65%	130%

In the first quarter of each year, the Committee approves our performance metrics and performance targets for the year. For several years prior to 2013, our annual performance opportunities were based on the achievement of earnings per share (“EPS”) and cash flow performance metrics. In 2013, after a thorough review and consultation with its consultant, the Committee decided to use the performance metrics of operating profit and working capital as a percent of sales. These metrics were chosen because the Committee believes that improvement in these metrics will continue to drive stockholder value. Further, the Committee believes these metrics are more easily calculated from our audited financial statements and provide greater transparency (as requested from stockholders when we sought feedback) for both our stockholders and our executive officers. The Committee decided that the change from EPS to operating profit would better align our executive officers’ incentives with the principal metric used to measure and reward our executives at our business units and better reflect management’s contribution to our operating performance. The Committee moved from cash flow to working capital as a percent of sales because, while cash flow continues to be important to our business, the Committee believed it was appropriate, as we emerge from a recessionary economic environment, for our executive officers to focus on the capital efficiency initiatives we undertook during the recent recession. The Committee gave the operating profit goal a weighting of 75% of the total opportunity available to each executive officer and the working capital as a percent of sales goal a weighting of 25% of the total opportunity available to each executive officer.

In setting our performance targets, the Committee reviews our operating forecast for the year, taking into account general economic and industry conditions. When the Committee established the 2013 performance targets, it was expected that (i) housing starts and consumer spending for home improvement projects would increase in 2013 compared to 2012, (ii) big ticket repair and remodel activity would lag overall repair and remodel purchases, and (iii) we would continue to incur incremental expenses related to growth investments. Notwithstanding these incremental expenses, the operating profit target for 2013 was set substantially higher than our actual results in 2012. The working capital as a percent of sales target was set at a level that represented an improvement in this metric compared to our 2012 actual results, reflecting the fact that we have made significant improvement in working capital as a percent of sales over the past several years, and that additional improvement would be more challenging to achieve. We were successful in generating both operating profit and working capital as a percent of sales that exceeded the target level of performance in 2013, as follows:

	Potential Payout Versus Performance
Performance Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual as Adjusted	Actual Percentage Attained Relative to Target		Weighting		Actual Performance Percentage
Operating Profit (in millions)	$500	$615	$785	$721	158%	×	75%	=	119%
Working Capital as a Percent of Sales	13.6%	13.0%	12.0%	12.2%	180%	×	25%	=	45%
									164%

For purposes of determining achievement of the performance target, our reported operating profit from continuing operations of $673 million was adjusted to exclude the effects of rationalization and other special

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

charges of $48 million and other unusual non-recurring gains and losses. The adjustment increased the value used to determine achievement of the operating profit performance metric to $721 million. Working capital as a percent of sales is defined as quarter-end averages of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2013, our working capital as a percent of sales was 12.2%.

The Committee determined that we achieved 158% of the target performance level for the operating profit metric, and 180% of the target performance level for the working capital as a percent of sales metric. Weighting the operating profit metrics at 75% and the working capital as a percent of sales metric at 25%, the Committee authorized restricted stock awards and cash bonus payments to our executive officers at 164% of the target amounts. While the Committee may exercise negative discretion to reduce (but not increase) restricted stock awards and cash bonuses regardless of the operating profit and working capital as a percent of sales results actually attained, the Committee did not elect to do so. To determine the actual restricted stock award values to be granted and cash bonuses to be paid to our executive officers based on our 2013 performance, we multiplied the target opportunities for each executive officer by their 164% payout percentage and multiplied that result by each executive officer’s base salary.

In addition to granting performance-based restricted stock, the Committee also has the discretion to award shares of restricted stock to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. These discretionary awards, if made, would be awarded following certification of our prior year’s results and at the time that our executive officers’ evaluations take place. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No individual awards were recommended for 2013.

Stock Options

We have granted stock options annually to our executive officers to motivate and reward them for improving our share price, to align their long-term interests with those of stockholders and to maintain the competitiveness of our total compensation package. After evaluating the mix of our long-term incentive compensation and considering the feedback from our stockholders regarding our long-term incentives, in 2012 the Committee significantly reduced the importance of stock options in our long-term incentive compensation mix. Since then, the Committee has granted significantly fewer options (approximately half the number granted historically) to each of our executive officers. The Committee continues to believe that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. Further, they provide value to our executive officers following the grant of the stock options and over their long vesting schedule only if the price of our common stock increases.

Long Term Cash Incentive Program

In 2012 the Committee modified our long-term incentives by establishing a Long Term Cash Incentive Program (“LTCIP”). The LTCIP award opportunity replaced a significant portion of the stock options historically granted to our executive officers. In adopting the LTCIP, the Committee changed the mix of long-term incentive compensation opportunity for our executive officers, giving approximately equal weight to performance-based restricted stock, stock options, and LTCIP awards.

Performance awards will be earned under the LTCIP only if we achieve long-term growth and profitability, measured by the achievement of return on invested capital (“ROIC”) goals over a three-year period. The Committee chose the ROIC performance metric because it provides a meaningful incentive to achieve our long-term growth and profitability goals and reinforces our executive officers’ focus on capital efficiency and consistent return on capital. Additionally, ROIC is a measure of importance to our stockholders in their assessment of our long-term value creation.

Under the LTCIP, we measure performance over three annual performance periods, with the average results for the three annual performance periods determining the amount of any award. Performance goals are established at the start of each three-year period. The Committee has established the following ROIC goals

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

and corresponding payout percentages for the performance periods of 2012 through 2014, 2013 through 2015, and 2014 through 2016. Our increasing ROIC targets reflect our goal of attaining 15% ROIC, which would be in the top quartile among companies in the S&P 500.

	2012-2014 Performance Period Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
Three-Year Average ROIC	6.00%	7.00%	8.50%

	2013-2015 Performance Period Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
Three-Year Average ROIC	7.50%	8.50%	10.25%

	2014-2016 Performance Period Potential Payout Versus Performance
	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)
Three-Year Average ROIC	9.00%	12.00%	17.00%

These performance goals are consistent with our long-range business plan and will require a high level of performance to achieve. Under the LTCIP, we define ROIC as after-tax operating income from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Invested capital as adjusted includes shareholders’ equity, which we adjust to add back the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash. The Committee believes that these adjustments are important to reflect our actual investment at the time we invested in our current businesses. Taking these adjustments into account, ROIC, as calculated under the LTCIP was less than as calculated using reported numbers:

	ROIC
	Using Reported Numbers	As Adjusted Under LTCIP
2012	10.43%	5.76%
2013	17.44%	9.24%

The performance award opportunity for each of our current executive officers under the LTCIP is based on a percent of his annual base salary, and is identical to the opportunity levels available to our executive officers under our annual performance program, described under “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” above.

If we achieve the threshold three-year average ROIC, we will determine the actual award to be made to each executive officer by multiplying the target opportunity for each executive officer by the payout percentage corresponding to the actual three-year average ROIC achieved. If we do not achieve the ROIC threshold, no payments will be made under the LTCIP.

Perquisites and Other Compensation

Our executive officers receive a limited number of perquisites. We maintain Company aircraft for business purposes, and the Committee has evaluated our policies and valuation practices for personal use of these aircraft. The Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to prior approval by our Chairman of the Board. Notwithstanding this, personal use of our aircraft is considered a perquisite for SEC reporting purposes. Our CEO may occasionally permit other executive officers to use our aircraft, if available, for personal travel.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Our executive officers are eligible to participate in an estate and financial planning program to assist them in achieving the benefit of our compensation programs. This program provides up to $10,000 per year for financial planning and tax preparation.

Retirement Programs

We maintain defined contribution retirement plans for all of our employees to provide them with income to supplement social security and their personal asset accumulation. These plans include 401(k) savings plans and profit sharing plans. Our executive officers are eligible to participate in a tax-qualified 401(k) savings plan (the “401(k) Savings Plan”) and a tax-qualified Future Service Profit Sharing Plan (the “Profit Sharing Plan”), as well as a benefits restoration plan (the “BRP”). The BRP enables highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan and the Profit Sharing Plan, notwithstanding various limitations imposed on the plans under the Internal Revenue Code (the “Code”).

Our executive officers are also entitled to receive benefits under our frozen defined benefit plans, which are the Masco Corporation Pension Plan and the portion of the BRP applicable to the Masco Corporation Pension Plan. Messrs. Wadhams and Sznewajs may also receive benefits under a Supplemental Executive Retirement Plan (“SERP”). SERP benefits are not provided to Messrs. Cole, Shah or Lindow. In 2010, we froze accruals in all of these plans, as well as in all of our other defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to all executive officers are essentially fixed, although Mr. Sznewajs’s vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control (or an alternate change in control). See “Executive Compensation – Payments Upon a Change in Control.”

Our retirement plans and our frozen defined benefit plans are described in detail in “Compensation of Executive Officers – Retirement Plans” below.

How did the executive officers’ direct compensation in 2013 compare to 2012?

The Supplemental Compensation Table below shows how the Committee assessed total direct compensation for our current executive officers in 2013 and 2012, and shows compensation changes from 2012 to 2013 on a year-over-year basis. Presentation of the components of compensation in the Supplemental Compensation Table is consistent with the information provided to and analyzed by the Committee in our tally sheets, as described above. The Supplemental Compensation Table does not include possible payments that may be made under the LTCIP, as performance awards will be earned under the LTCIP only if, at the end of any three-year performance period, the ROIC goals established for that period are met, which is not guaranteed. The first LTCIP three-year performance period will conclude at the end of 2014. The Supplemental Compensation Table is not intended to be a substitute for the 2013 Summary Compensation Table (which is presented under the heading “Compensation of Executive Officers” below).

The Committee approves restricted stock awards when financial results for the previous year are finalized, which occurs early in the following year. We granted restricted stock in early 2014 based on our performance in 2013, and in early 2013 based on our performance in 2012. The 2013 Summary Compensation Table shows the awards of restricted stock we made in 2013 as compensation received by our executive officers in that year. In the Supplemental Compensation Table below, we show the awards of restricted stock made in 2014 as compensation for 2013, and the awards of restricted stock made in 2013 as compensation for 2012. The Supplemental Compensation Table does not include changes in pension value, as that amount represents the annual change in present value of future payments to be made to our executive officers, and does not reflect additional benefit accruals in our frozen defined benefit pension plans.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

Supplemental Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Restricted Stock Awards ($)(2)	Stock Options ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)(6)	Percentage Change
Timothy Wadhams	2013	1,000,000	2,459,946	3,398,640	2,460,000	319,748	9,638,334
President and Chief Executive Officer	2012	1,000,000	2,040,072	1,811,520	2,040,000	142,315	7,033,907	37%
John G. Sznewajs	2013	552,500	707,260	603,925	707,300	110,414	2,681,399
Vice President, Treasurer and	2012	530,000	540,558	321,900	540,600	58,065	1,991,123	35%
Chief Financial Officer
Kenneth G. Cole	2013	275,385	537,054	265,800	229,200	50,923	1,358,362	—
Vice President, General
Counsel and Secretary
Jai Shah	2013	370,000	394,416	249,900	394,400	76,754	1,485,470
Vice President – Chief Human	2012	347,781	506,285	266,400	327,100	41,144	1,488,710	0%
Resource Officer
John P. Lindow	2013	260,000	276,988	191,590	277,000	60,158	1,065,736
Vice President – Controller	2012	260,000	229,864	102,120	229,800	30,130	851,914	25%

(1)	Mr. Cole became an executive officer in July 2013, so no compensation information is provided for him for 2012.

(2)

This column shows the aggregate grant date fair value of awards of restricted stock for the performance year indicated, calculated in accordance with accounting guidance. The amount shown for Mr. Cole for 2013 includes a special award of 15,000 restricted shares granted to recognize his promotion to Vice President, General Counsel and Secretary. The amount shown for Mr. Shah for 2012 includes a special award of 15,000 restricted shares granted to recognize his promotion to Vice President – Chief Human Resource Officer.

(3)

This column shows the aggregate grant date fair value of awards of stock options. For 2013, each executive officer received the following number of stock options: 408,000 options for Mr. Wadhams; 72,500 options for Mr. Sznewajs; 30,000 options for Mr. Cole (which represented a special award to recognize his promotion to Vice President, General Counsel and Secretary); 30,000 options for Mr. Shah and 23,000 options for Mr. Lindow. The amount shown for Mr. Shah for 2012 includes a special award of stock options for 30,000 shares to recognize his promotion to Vice President – Chief Human Resource Officer.

(4)	This column shows the cash bonuses paid for the performance year indicated.

(5)	This column includes our contributions and allocations for the accounts of the executive officers under our qualified and non-qualified defined contribution retirement plans, and perquisites.

(6)	As noted above, the total excludes the change in the year-end pension values included in the 2013 Summary Compensation Table.

MASCO’S EXECUTIVE COMPENSATION PROGRAMS INCORPORATE BEST PRACTICES

Our executive compensation programs incorporate many best practices. This year we implemented an anti-hedging and anti-pledging policy, as described in our Executive Summary and below. Additionally, as described above, our compensation mix is weighted toward long-term incentives, the vesting schedule for our equity awards is longer than current market practice, the Committee utilizes a market analysis of executive compensation relative to peer companies, we provide limited perquisites, our equity plan prohibits the repricing of options, and our Committee uses tally sheets in setting executive compensation. Our other best practices are described below.

We Prohibit Hedging and Pledging

We have adopted an anti-hedging and anti-pledging policy that prohibits our executives and our directors from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of our equity or debt securities. Additionally, our executives and directors are prohibited from making any future purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Corporate Governance and Nominating Committee for any executive or by our Board for any director.

We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

We Require Minimum Levels of Stock Ownership by Our Executives

For many years we have required minimum stock ownership for our executive officers to further reinforce the alignment of their long-term financial interests with the interests of our stockholders. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. Our executive officers are required to achieve the stock ownership necessary to meet the stock ownership requirements within three years of becoming subject to them.

The Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings and unvested restricted stock awards are counted toward satisfaction of the guidelines. As of December 31, 2013, when the closing price of our common stock was $22.77, each of our executive officers met his stock ownership requirement, as follows:

	Minimum Stock Ownership		Actual Ownership
Name	Multiple of Base Salary	Multiple Expressed in Dollars ($)	Multiple of Base Salary	Value of Shares Held by Executive ($)
Timothy Wadhams	6	6,000,000	13.3	13,285,589
John G. Sznewajs	3	1,725,000	6.5	3,738,492
Kenneth G. Cole	2	640,000	3.2	1,020,665
Jai Shah	2	740,000	6.4	2,355,238
John P. Lindow	2	520,000	6.1	1,575,957

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity awards and frozen SERP agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter will no longer be included for purposes of determining future excise tax gross-up payments. With the exception of tax equalization gross-up payments made to employees in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request, we do not provide other tax gross-up payments.

We Have Adopted Double-Trigger Change of Control Provisions for Our Equity Awards

In 2012, the Committee modified the terms of future equity awards to implement a double-trigger change in control provision. The terms of our equity awards now state that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or within two years after the change in control, or terminates employment for good reason (for example, if his or her job duties have been significantly diminished) (“double-trigger” vesting), or if the recipient’s awards are not replaced with comparable awards by the acquiring company. The terms of our equity awards granted prior to this change provide that the awards would vest immediately upon a change in control of our Company (“single trigger” vesting).

We Do Not Have Employment, Change in Control or Severance Contracts

Our executive officers do not have employment contracts and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or severance contracts, although we have, from time to time, entered into severance arrangements with departing executive officers. However, if a change in control occurs, all outstanding shares of restricted stock and stock options may fully vest, as described above. Additionally, each of our participating executive officers would receive a lump-sum payment equal to the present value of his accrued benefit under our SERP and the BRP.

After a change in control, executive officers may be considered to have received “golden parachute payments” to the extent the amount received as a result of the change in control exceeds certain thresholds

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

in the Code. Under the Code, “golden parachute payments” are subject to a 20% excise tax, in addition to normally applicable income and other payroll taxes. If an employee, including any executive officer, becomes entitled to receive payments as a result of equity awards or other agreements made before 2012, which trigger the application of the excise tax, we will make an additional cash payment to make the employee whole for such excise tax payments. As described above, our equity awards granted in 2012 and thereafter do not include the excise tax gross-up feature. The Committee’s review of executive compensation also includes our obligations to the executive officers under these programs in the event of any change in control.

Our Policies Encourage Executive Retention and Protect Us

We believe several features of our equity plans improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. Our executive officers generally forfeit unvested awards of restricted stock and stock options when their employment terminates prior to retirement. Executive officers may exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

Our Committee Conducts an Annual Compensation Risk Evaluation

The Committee annually conducts a risk assessment of our executive compensation programs. The Committee has concluded that our programs do not encourage excessive risk taking. While the total compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is through equity- and cash-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. The annual cash bonus and stock award programs have established maximum payout opportunities in line with competitive practice.

TAX TREATMENT

Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to our executive officers, unless this compensation qualifies as “performance-based.” Our stock options and, in most situations, cash bonus and grants of restricted stock under the performance-based programs described above, are intended to qualify under Section 162(m) so that they may be deductible. Awards under our LTCIP are also intended to qualify under Section 162(m). The Committee, however, believes it is in our interest to retain flexibility in our compensation programs. Consequently, in some circumstances, we have paid and intend to continue to pay compensation that may not qualify as deductible under Section 162(m).

CONCLUSION

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, particularly in difficult economic times, and in motivating them to maximize our corporate performance and create long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance. Because our performance in 2013 improved compared to 2012, our executive officers’ compensation increased in amounts commensurate with that improved performance. We continue to thoughtfully and thoroughly analyze our compensation practices and programs and to reach out to a significant number of our stockholders to understand their perspectives regarding our compensation programs. Our Board adopted an anti-hedging and anti-pledging policy in 2013 to reflect current best practices. We believe this change, along with the many changes we have implemented in our compensation practices and programs in recent years, continue to strengthen these practices and programs to even more strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our critical business objectives.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Compensation Committee Report

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco’s proxy statement.

Mary Ann Van Lokeren, Chairperson

Verne G. Istock

J. Michael Losh

Donald R. Parfet

Lisa A. Payne

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

Compensation of Executive Officers

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Wadhams, who served as our principal executive officer until February 14, 2014, Mr. Sznewajs, our principal financial officer, and Messrs. Cole, Shah and Lindow, our three other most highly compensated executive officers. Mr. Wittrock ceased serving as our Vice President, General Counsel and Secretary in July 2013. He is included in this table because he would have been included in the group of highly compensated executive officers if he had remained as an executive officer through December 31, 2013. We refer to the individuals listed in the table collectively as our “named executive officers.”

2013 Summary Compensation Table

Name and Principal Position	Year(1)	Salary ($)(2)	Stock Awards ($) (3)(4)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Timothy Wadhams	2013	1,000,000	2,040,072		3,398,640	2,460,000	—	319,748	9,218,460
President and Chief	2012	1,000,000	—		1,811,520	2,040,000	1,749,638	142,315	6,743,473
Executive Officer	2011	1,000,000	899,964		4,161,600	—	1,914,996	126,580	8,103,140
John G. Sznewajs	2013	552,500	540,558		603,925	707,300	—	110,414	2,514,697
Vice President, Treasurer	2012	530,000	—		321,900	540,600	570,136	58,065	2,020,701
and Chief Financial Officer	2011	530,000	238,452		739,500	—	532,788	42,305	2,083,045
Kenneth G. Cole	2013	275,385	440,751	(8)	265,800	229,200	—	50,923	1,262,059
Vice President, General Counsel and Secretary
Jai Shah	2013	370,000	327,185		249,900	394,400	—	76,754	1,418,239
Vice President – Chief Human Resource Officer	2012	347,780	179,100	(8)	266,400	327,100	22,356	41,144	1,183,880
John P. Lindow	2013	260,000	229,864		191,590	277,000	—	60,158	1,018,612
Vice President – Controller	2012	260,000	—		102,120	229,800	30,993	30,130	653,043
	2011	250,865	200,863		234,600	—	41,289	25,580	753,197
Gregory D. Wittrock	2013	269,231	353,653		249,900	568,500	—	70,841	1,512,125
Retired Vice President, General	2012	400,000	—		133,200	353,600	27,974	45,200	959,974
Counsel and Secretary	2011	392,615	144,353		306,000	—	130,022	34,637	1,007,627

(1)	Information is included only for those years in which individuals have served as named executive officers.

(2)	These columns include amounts voluntarily deferred by each named executive officer as salary reductions under our 401(k) Savings Plan.

(3)

Amounts in these columns reflect the aggregate grant date fair value of restricted stock awards and stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See “Compensation Discussion and Analysis – Summary of Compensation Decisions for 2013 – What were the components of Masco’s executive compensation program in 2013?” The named executive officers have no assurance that these amounts will be realized. They only realize the value of restricted stock awards over an extended period of time because scheduled vesting of awards occurs pro rata over five years from the date of grant. Actual gains, if any, on stock option exercises will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

(4)

In accordance with SEC requirements, the amounts reported in this column reflect restricted stock awards granted during the year indicated. Performance-based awards of restricted stock for performance achieved in 2010 are reflected in the grants made in 2011. Because we did not meet our performance targets in 2011, no performance-based awards of restricted stock were made in 2012.

(5)

This column shows performance-based cash bonuses that were paid based on the attainment of performance targets, as described above in “Compensation Discussion and Analysis.” The amount shown in 2013 for Mr. Wittrock reflects a proration (based on the portion of the year prior to his retirement) of the (i) performance-based cash bonus, and (ii) cash in lieu of the equity grant he would have received in February 2014 based upon attainment of performance targets if he had been an employee on the date of grant.

(6)

This column shows changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. The chart shows no increases for 2013, since all values decreased due to the effect of rising interest rate assumptions used in the calculations. Decreases in pension values in 2013 for Messrs. Wadhams, Sznewajs, Cole,

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Shah, Lindow and Wittrock were $1,356,334, $522,164, $12,391, $23,476, $31,969 and $120,030, respectively. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2013 in the “2013 Pension Plan Table” below) to the comparable amount for the prior year. We calculated the pension values for each of 2011, 2012 and 2013 using the same assumptions as set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding fiscal years ended December 31. The named executive officers did not have any above-market earnings under any of the plans in which they participate.

(7)

For 2013, this column includes (i) our total contributions and allocations for the accounts of the named executive officers under the Profit Sharing Plan, the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to those plans ($275,900 for Mr. Wadhams; $110,414 for Mr. Sznewajs; $50,923 for Mr. Cole; $76,754 for Mr. Shah; $59,133 for Mr. Lindow; and $70,441 for Mr. Wittrock); and (ii) perquisites. The only perquisite that exceeded the greater of $25,000 or 10% of the total perquisite amount was personal use of Company aircraft ($43,848 for Mr. Wadhams). The incremental cost for the Company aircraft includes the cost for fuel, landing and parking fees, variable maintenance, variable pilot expenses for travel and any special catering costs. We also include these same costs for associated repositioning of the aircraft. For 2013, perquisites also included financial planning (for Messrs. Lindow and Wittrock).

(8)

Mr. Cole received an award of restricted stock in 2013 in connection with his promotion to Vice President, General Counsel and Secretary. Mr. Shah received an award of restricted stock in 2012 in connection with his promotion to Vice President – Chief Human Resource Officer.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

GRANTS OF PLAN-BASED AWARDS

The following table provides information about (i) the potential payouts that were available in 2013 to our named executive officers under our annual performance-based cash bonus opportunity, (ii) the potential payouts under our Long Term Cash Incentive Program (“LTCIP”), and (iii) the actual grants of restricted stock and stock options we made in 2013 to our named executive officers under our 2005 Long Term Stock Incentive Plan (the “2005 Plan”). Our “Compensation Discussion and Analysis” above describes our annual performance-based cash bonus and stock award opportunities, performance targets, grants of stock options and the LTCIP. Stock options granted in 2013 vest in equal annual installments of 20% over a period of five years and remain exercisable until ten years from the date of grant.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
Timothy Wadhams	n/a (1)	600,000	1,500,000	3,000,000
	n/a (2)	600,000	1,500,000	3,000,000
	2/13/2013				100,200			2,040,072
	2/13/2013					408,000	20.36	3,398,640
John G. Sznewajs	n/a (1)	172,500	431,250	862,500
	n/a (2)	159,000	397,500	795,000
	2/13/2013				26,550			540,558
	2/13/2013					72,500	20.36	603,925
Kenneth G. Cole	n/a (1)	83,200	208,000	416,000
	2/13/2013				6,530			132.951
	7/31/2013				15,000			307,800
	7/31/2013					30,000	20.52	265,800
Jai Shah	n/a (1)	96,200	240,500	481,000
	n/a (2)	96,200	240,500	481,000
	2/13/2013				16,070			327,185
	2/13/2013					30,000	20.36	249,900
John Lindow	n/a (1)	67,600	169,000	338,000
	n/a (2)	67,600	169,000	338,000
	2/13/2013				11,290			229,864
	2/13/2013					23,000	20.36	191,590
Gregory D. Wittrock	n/a (1)	60,667	151,667	303,333
	n/a (2)	60,667	151,667	303,333
	2/13/2013				17,370			353,653
	2/13/2013					30,000	20.36	249,900

(1)

The amounts shown reflect the threshold, target, and maximum payouts under the 2013 annual performance-based cash bonus opportunity described in our “Compensation Discussion and Analysis.” The amounts paid under this program are set forth in the “2013 Summary Compensation Table” above.

(2)

The amounts shown reflect the threshold, target, and maximum payouts available under the LTCIP relating to the Company’s performance for the 2013-2015 performance period. The actual amount paid under the LTCIP will depend on return on invested capital performance over the three-year period and the LCTIP’s terms and conditions.

(3)

The amounts shown reflect the number of shares of restricted stock granted in 2013 under the 2012 performance-based restricted stock award opportunity. See discussion captioned “Annual Performance-Based Restricted Stock and Cash Bonus Opportunities” in the Compensation Discussion and Analysis above. Additionally, Mr. Cole received a special grant of 15,000 restricted shares when he was promoted to Vice President, General Counsel and Secretary in July 2013.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

(4)

The amounts shown reflect the number of stock options granted in 2013. Mr. Cole received a special stock option grant for 30,000 shares when he was promoted to Vice President, General Counsel and Secretary in July 2013.

(5)

The grant date fair value shown in the column is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2005 Plan; outstanding grants made prior to May 2005 were made pursuant to our 1991 Long Term Stock Incentive Plan (the “1991 Plan”). We refer to the 2005 Plan and the 1991 Plan collectively in this proxy statement as the “Long Term Stock Incentive Plan.” The following table shows, for each named executive officer as of December 31, 2013, (i) each vested and unvested stock option outstanding, (ii) the aggregate number of unvested shares of restricted stock, and (iii) the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2013, which was $22.77 per share. Unvested restricted shares are held in the named executive officer’s name, and the named executive officer has the right to vote the shares and receive dividends on the restricted shares, but the named executive officer may not sell the shares until they vest. The value each named executive officer will realize when his restricted shares vest will depend on the value of our common stock on the vesting date.

2013 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Timothy Wadhams						390,120	8,883,032
	01/14/2004	30,000	—	26.50	01/14/2014
	07/29/2004	75,000	—	30.00	07/29/2014
	05/09/2005	85,000	—	30.75	05/09/2015
	07/26/2006	85,000	—	26.60	07/26/2016
	05/24/2007	85,000	—	30.40	05/24/2017
	06/02/2007	400,000	—	30.16	06/02/2017
	05/12/2008	816,000	—	18.58	05/12/2018
	02/09/2009	244,800	163,200	8.03	02/09/2019
	02/12/2010	489,600	326,400	13.81	02/12/2020
	02/16/2011	326,400	489,600	12.82	02/16/2021
	02/15/2012	81,600	326,400	11.67	02/15/2022
	02/13/2013	—	408,000	20.36	02/13/2023
John G. Sznewajs						113,380	2,581,663
	07/29/2004	33,000	—	30.00	07/29/2014
	05/09/2005	33,000	—	30.75	05/09/2015
	07/28/2005	20,000	—	34.40	07/28/2015
	07/26/2006	40,000	—	26.60	07/26/2016
	05/24/2007	40,000	—	30.40	05/24/2017
	06/02/2007	70,000	—	30.16	06/02/2017
	05/12/2008	145,000	—	18.58	05/12/2018
	02/09/2009	56,000	29,000	8.03	02/09/2019
	02/12/2010	87,000	58,000	13.81	02/12/2020
	02/16/2011	58,000	87,000	12.82	02/16/2021
	02/15/2012	14,500	58,000	11.67	02/15/2022
	02/13/2013	—	72,500	20.36	02/13/2023
Kenneth G. Cole						33,471	762,135
	05/09/2005	6,000	—	30.75	05/09/2015
	07/26/2006	6,000	—	26.60	07/26/2016
	05/24/2007	6,000	—	30.40	05/24/2017
	05/12/2008	10,200	—	18.58	05/12/2018
	02/09/2009	—	2,100	8.03	02/09/2019
	02/12/2010	9,600	6,400	13.81	02/12/2020
	07/31/2013	—	30,000	20.52	07/31/2023

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

	Option Awards(1)					Restricted Stock Awards(2)
Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jai Shah						81,721	1,860,787
	07/29/2004	6,000	—	30.00	07/29/2014
	05/09/2005	6,500	—	30.75	05/09/2015
	05/09/2005	3,500	—	30.75	05/09/2015
	12/05/2005	20,000	—	30.25	12/05/2015
	07/26/2006	27,000	—	26.60	07/26/2016
	05/24/2007	27,000	—	30.40	05/24/2017
	07/25/2007	30,000	—	26.44	07/25/2017
	05/12/2008	60,000	—	18.58	05/12/2018
	02/09/2009	—	12,000	8.03	02/09/2019
	02/12/2010	36,000	24,000	13.81	02/12/2020
	02/16/2011	24,000	36,000	12.82	02/16/2021
	02/15/2012	6,000	24,000	11.67	02/15/2022
	08/01/2012	6,000	24,000	11.94	08/01/2022
	02/13/2013	—	30,000	20.36	02/13/2023
John P. Lindow						52,095	1,186,203
	07/29/2004	14,000	—	30.00	07/29/2014
	05/09/2005	12,000	—	30.75	05/09/2015
	07/26/2006	15,000	—	26.60	07/26/2016
	05/24/2007	20,000	—	30.40	05/24/2017
	05/12/2008	45,900	—	18.58	05/12/2018
	02/09/2009	—	9,180	8.03	02/09/2019
	02/12/2010	27,600	18,400	13.81	02/12/2020
	02/16/2011	18,400	27,600	12.82	02/16/2021
	02/15/2012	4,600	18,400	11.67	02/15/2022
	02/13/2013	—	23,000	20.36	02/13/2023
Gregory D. Wittrock						48,128	1,095,875
	07/29/2004	14,400	—	30.00	07/29/2014
	05/09/2005	14,400	—	30.75	05/09/2015
	07/26/2006	14,400	—	26.60	07/26/2016
	05/24/2007	14,400	—	30.40	05/24/2017
	02/09/2009	7,800	5,200	8.03	02/09/2019
	12/07/2009	16,000	6,000	13.91	12/07/2019
	02/12/2010	36,000	24,000	13.81	02/12/2020
	02/16/2011	24,000	36,000	12.82	02/16/2021
	02/15/2012	6,000	24,000	11.67	02/15/2022
	02/13/2013	—	30,000	20.36	02/13/2023

(1)	Stock option awards vest in equal annual installments of 20% commencing in the year following the year of grant.

(2)

Restricted stock awards granted in 2010 and after vest in equal annual installments of 20%. Restricted stock awards granted prior to 2010 vest in equal annual installments of 10%; however, the number of shares that vest annually is adjusted when the participant turns age 66 so that awards are fully vested by the end of the year in which the participant turns 70.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our named executive officers during 2013, in connection with the vesting of stock options and restricted stock previously awarded to them.

2013 Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Timothy Wadhams	131,965	4,951,325	92,193	1,669,538
John G. Sznewajs	23,053	785,261	17,868	500,613
Kenneth G. Cole	3,630	112,178	2,769	76,837
Jai Shah	18,906	591,144	11,934	353,268
John P. Lindow	15,128	443,467	8,040	221,197
Gregory D. Wittrock	9,538	262,935	8,068	216,970

RETIREMENT PLANS

We maintain tax-qualified defined contribution and defined benefit retirement plans for our employees, including our named executive officers. We also maintain a non-qualified Benefits Restoration Plan (“BRP”), which enables highly compensated employees to obtain the full financial benefits of the tax-qualified plans, notwithstanding various limitations imposed on them under the Code. Substantially all of our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our named executive officers are essentially fixed.

Defined Contribution Plans

Our defined contribution plans include a tax-qualified 401(k) Savings Plan and a tax-qualified Profit Sharing Plan. We match 100% of the first 4% of an employee’s compensation deferred into the 401(k) Savings Plan. Our contributions to the Profit Sharing Plan are guided by the earnings per share performance target used to determine annual performance-based restricted stock awards and cash bonuses. The Organization and Compensation Committee has established our maximum contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus) if we achieve the maximum performance levels. Employees become 100% vested in their profit sharing accounts after completing three years of employment with us. All of our named executive officers are 100% vested in their profit sharing accounts.

Under the defined contribution portion of our BRP, we make book account allocations for highly compensated employees, including our named executive officers, reflecting 401(k) Savings Plan employer match (in 2013, for contributions up to $17,500) and Profit Sharing Plan contribution amounts that otherwise exceed the Code’s limitations, together with amounts reflecting pro-forma earnings (or losses) on participants’ accounts. Because the BRP is not a tax-qualified plan, allocations and pro-forma earnings are maintained in book entry form in a Company account in each participant’s name and are not funded. The pro-forma earnings (or losses) are posted to these BRP book entry accounts based on the performance reported by the several mutual fund offerings designated by each participant. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum. Distributions from the Profit Sharing Plan are made through a trust and may be paid in a lump sum or in installments. The Profit Sharing Plan also permits distributions after a participant reaches age 59 1/2 and prior to termination of employment.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

The columns in the following table show, for each named executive officer, (A) the amount of the book entry allocation to his BRP account made by us for 2013; (B) the amount of pro-forma earnings posted to his account in 2013; (C) the aggregate amount of all withdrawals, distributions or segregations from his account during 2013; and (D) the account’s ending balance at December 31, 2013.

2013 Non-Qualified Deferred Compensation (Defined Contribution Portion of the Benefits Restoration Plan)

	A	B	C	D
Name	Masco Allocations for 2013 ($)(1)	Aggregate Earnings in 2013 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(2)
Timothy Wadhams	244,025	63,901		619,658
John G. Sznewajs	78,539	49,756		217,218
Kenneth G. Cole	19,048	815		5,289
Jai Shah	44,879	13,728		92,796
John P. Lindow	27,258	8,307		35,176
Gregory G. Wittrock	38,566	19,746	25,905	84,845

(1)	Amounts in this column are included in “All Other Compensation” in the 2013 Summary Compensation Table.

(2)

The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2011 and 2012: $56,350 in 2011 and $61,750 in 2012 for Mr. Wadhams; $22,405 in 2011 and $27,440 in 2012 for Mr. Sznewajs; $11,049 in 2012 for Mr. Shah; $6,830 in 2011 and $1,130 in 2012 for Mr. Lindow; and $15,457 in 2011 and $16,950 in 2012 for Mr. Wittrock.

We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our named executive officers.

Defined Benefit Pension Plans

Our frozen defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”) and a non-qualified Supplemental Executive Retirement Plan (“SERP”) for each of Messrs. Wadhams and Sznewajs. We also maintain a portion of the non-qualified BRP applicable to the Pension Plan for highly compensated employees, including our named executive officers.

Masco Corporation Pension Plan and BRP

The Pension Plan and BRP provide that at normal retirement age (65), participants receive an annual payment for the remainder of their life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are also payable under a prior affiliate’s plan. Participants who retire or terminate employment with us are eligible for a reduced early retirement benefit between age 55 and 65. If a participant retires or terminates employment and commences payments at age 55, his or her benefit would be reduced by one-half; if he or she retires and commences payments at age 60, the benefit would be reduced by one-third. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Benefits accrued under the Pension Plan and the portion of the BRP applicable to the Pension Plan were frozen as of January 1, 2010. All of our named executive officers are 100% vested in their Pension Plan and BRP benefits.

Supplemental Executive Retirement Plan (“SERP”)

Messrs. Wadhams and Sznewajs are participants in the frozen SERP. SERP benefits are not provided to Messrs. Cole, Shah, Lindow and Wittrock. SERP participants receive an annual payment for life of an amount up to 60% of the average of their highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are offset by amounts payable under the Pension Plan and the Profit Sharing Plan balance as of January 1, 2010 and the portions of the BRP applicable to those plans, and, in most cases, by retirement

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

benefits payable to the SERP participant by other employers. Benefits under the SERP are not payable in a lump sum, other than in the case of a change in control or alternate change in control.

The maximum benefit under the SERP accrues after 15 years, limited to service accrued at January 1, 2010. When the SERP was frozen on January 1, 2010, Mr. Wadhams was fully accrued and fully vested in his benefit, and Mr. Sznewajs’s accrual of 52% was frozen, and he is now 50% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we have a change in control or alternate change in control.

SERP benefits are not payable to a terminated participant until age 65, provided no change in control or alternate change in control has occurred. Participants must refrain from activities negatively impacting our business following termination of employment in order to continue to receive SERP benefits.

The SERP provides a disability benefit for participants who have been employed by us at least two years and who become disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of the participant’s annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010.

Under the SERP, participants and their spouses may also receive medical benefits.

A change in control or alternate change in control accelerates full vesting, may accelerate the payment of benefits (calculated on a present value basis), and may result in payment of an amount for any related excise taxes, as discussed below under “Payments Upon Change in Control.”

The present value of SERP payments to be made to our participating named executive officers is set forth in the “2013 Pension Plan Table.” A surviving spouse will receive reduced benefits.

Pension Plan Table

The 2013 Pension Plan Table below shows the estimated present values on December 31, 2013 of accumulated benefits for each of our named executive officers under the Pension Plan, the defined benefit portion of the BRP (other than for Mr. Lindow) and, for Messrs. Wadhams and Sznewajs, the SERP. Accruals under all of these plans were frozen as of January 1, 2010. As described above, amounts payable under the SERP are offset by amounts payable under the Pension Plan and the defined benefit portion of the BRP, and the SERP amounts shown in the table below reflect these offsets. The amounts for the SERP have also been reduced by the December 31, 2009 benefits under the Profit Sharing Plan and defined contribution portion of the BRP, and by the estimated amounts payable by prior employers, as described above, but these offsets are not separately shown.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

2013 Pension Plan Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)
Timothy Wadhams	Pension Plan	30	342,508
	Defined Benefit Portion – BRP	30	2,458,314
	SERP	15	12,077,098
John G. Sznewajs	Pension Plan	13	181,001
	Defined Benefit Portion – BRP	13	167,344
	SERP	13	1,786,537
Kenneth G. Cole	Pension Plan	6	58,788
Jai Shah	Pension Plan	6	88,060
	Defined Benefit Portion – BRP	6	19,964
John P. Lindow	Pension Plan	12	164,647
Gregory D. Wittrock	Pension Plan	30	886,706
	Defined Benefit Portion – BRP	30	125,455

(1)

Reflects credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, our subsidiaries or certain of our prior affiliates and their subsidiaries. Credited service under the SERP includes service through January 1, 2010 only with us and businesses in which we had a 50% or greater interest. Mr. Wadhams was employed by us for eight years and by a prior affiliate for 17 years before returning to us in 2001. When Mr. Wadhams rejoined us in 2001, we agreed to credit him with full vesting in the maximum 60% benefit in the SERP, and to guarantee his retiree medical benefits and the offset to the SERP which would otherwise arise from his prior employer. We have not otherwise granted additional accruals to any of the named executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

(2)

Amounts in this column were calculated as of December 31, 2013 using the normal form of benefit payable under each plan using (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Although SEC disclosure rules require a present value calculation, none of these plans (other than the SERP and the BRP, in the event of a change in control or alternate change in control) provides benefits in a lump sum. Mr. Wittrock retired as an employee in August 2013 and commenced benefits on September 1, 2013. The amounts for Mr. Wittrock were calculated based on actual benefit elected.

PAYMENTS UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our named executive officers. If we experienced a change in control or alternate change in control, our named executive officers could receive lump-sum payments of benefits under the BRP and, in the cases of Messrs. Wadhams and Sznewajs, under the SERP, that otherwise would be paid over time. Additionally, these two plans and the Long Term Stock Incentive Plan provide that all participants, including the named executive officers, could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control or alternate change in control, Mr. Sznewajs’s frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 50% to 100%. None of these plans provides for additional accrual of benefits in the case of a change in control or alternate change in control.

A “change in control” under the SERP and the BRP occurs if, during any 24-month period (or, for an “alternate change in control,” any 12-month period), the individuals who were incumbent directors at the beginning of the period cease for any reason to be a majority of the Board of Directors. Individuals who became directors after the beginning of the period with the approval of at least two-thirds (or a majority for an “alternate change in control”) of the incumbent directors are considered as incumbents. However, regardless of any such approval, individuals will not be considered incumbent if they become directors within one year after unauthorized tender offers for, or acquisitions of, 25% (or 30% for an “alternate change in control”) or more of the combined voting power of all of our outstanding voting securities or, in the case of the Long Term Stock Incentive Plan, as a result of actual or threatened election contests not by or on behalf of the Board. The definition of “change in control” under the Long Term Stock Incentive Plan is otherwise identical to the definition of this term in the SERP and BRP.

PART IV – EXECUTIVE COMPENSATION	MASCO CORPORATION 2014 PROXY STATEMENT

The following table sets forth the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control or alternate change in control had occurred on December 31, 2013.

Payments Upon a Change in Control

Name	Cash ($)	Equity ($)(1)	SERP and BRP Payments ($)(2)	Perquisites ($)	Excise Tax Reimbursement ($)(3)	Other ($)	Total ($)
Timothy Wadhams	—	23,690,984	16,707,140	—	—	—	40,398,124
John G. Sznewajs	—	5,212,978	2,628,131	—	—	—	7,841,109
Kenneth G. Cole	—	917,933	24,337	—	—	—	942,270
Jai Shah	—	3,209,527	160,896	—	—	—	3,370,423
John P. Lindow	—	2,020,670	62,434	—	—	—	2,083,104
Gregory D. Wittrock	—	2,137,623	259,689	—	—	—	2,397,312

(1)

A change in control would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2013 Outstanding Equity Awards at Fiscal Year-End” table above), plus the incremental values for vesting of stock options (based on our closing stock price of $22.77 on December 31, 2013): $14,807,952 for Mr. Wadhams; $2,631,315 for Mr. Sznewajs; $155,798 for Mr. Cole; $1,348,740 for Mr. Shah; $834,467 for Mr. Lindow; and $1,041,748 for Mr. Wittrock.

(2)

Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control or alternate change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums set forth in the Pension Plan Table). If a change in control occurs that does not meet the narrower “alternate change in control” definition, lesser lump sum values (reflecting the portion of benefits not subject to Code Section 409A) would be payable, and the portion of benefits subject to Section 409A would not be paid in a lump sum but would be paid over time, as if such event had not occurred. Prior to 2008 the BRP had no change in control provision; it was amended to provide that any change in control would result in funding a trust, but the indicated lump sum benefits would be payable only upon the occurrence of an “alternate change in control,” whereas in the case of the more broadly-defined “change in control,” benefits would not be paid in a lump sum, but would be paid over time, as if such event had not occurred. Amounts in this column also include amounts shown in columns A and D in the “2013 Non-Qualified Deferred Compensation” table above.

(3)

Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2013, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PAYMENTS UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Retirement Plans and Long-Term Disability Policy

Upon retirement at or after age 65, or if voluntary or involuntary termination of employment had occurred on December 31, 2013, all of our named executive officers would be fully vested in the present value of accumulated benefits shown in the last column of the “2013 Pension Plan Table” above, as well as the amounts in columns A and D in the “2013 Non-Qualified Deferred Compensation” table above, and benefits would become payable under the plans, as described above. In the case of voluntary or involuntary termination of employment, however, the amount payable to Mr. Sznewajs under the SERP, as shown in the 2013 Pension Plan Table, would have been reduced by 50% to his vested benefit. The values shown in the 2013 Pension Plan Table would be paid on a monthly basis and not as lump sum payments. All payments referred to above would be made by us, other than Pension Plan payments, which would be made from the trust established pursuant to the Pension Plan.

If disability had terminated employment of any of our named executive officers on December 31, 2013, under our long-term disability plan he would receive a maximum benefit of $144,000 per year, payable from our long-term disability insurance policy; in addition, each named executive officer would have received a BRP disability benefit with respect to the underlying Pension Plan, plus, for Messrs. Wadhams and Sznewajs the SERP disability benefit described above under “Supplemental Executive Retirement Plan.” After reductions by the insured long-term disability benefit, resulting present values for disability benefits would have been $13,276,706 for Mr. Wadhams; $6,026,829 for Mr. Sznewajs; $24,337 for Mr. Cole; $182,239 for Mr. Shah; and $62,434 for Mr. Lindow. The disability benefit would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. Mr. Wittrock retired as an employee in August 2013 and therefore is not eligible for a disability benefit.

MASCO CORPORATION 2014 PROXY STATEMENT	PART IV – EXECUTIVE COMPENSATION

Medical benefits under the SERP, assuming the participant retired at age 65, became disabled, or terminated employment with at least an 80% vested SERP benefit, would have had a present value on December 31, 2013 of $523,384 for Mr. Wadhams and $312,989 for Mr. Sznewajs.

If a named executive officer died, his surviving spouse would receive an annual pension benefit. The benefit is equal to (i) amounts payable under our Pension Plan and the portion of the BRP applicable to the Pension Plan (actuarially adjusted for any optional coverage effective under these plans), plus (ii) distributions from the Profit Sharing Plan and the portion of the BRP applicable to the 401(k) Savings Plan and the Profit Sharing Plan (amounts described in (i) and (ii) are, collectively, the “offsets”), plus, (iii) for Messrs. Wadhams and Sznewajs 45% and 39%, respectively, of his SERP benefit, reduced by the offsets. If a named executive officer has no surviving spouse, his beneficiary (if applicable) would receive the amounts described in (i) and (ii) above. The present values on December 31, 2013 of payments that we would have made from the BRP and (for Messrs. Wadhams and Sznewajs) from the SERP if one of our named executive officers had died on that date were: $10,679,827 for Mr. Wadhams; $5,228,962 for Mr. Sznewajs; $24,337 for Mr. Cole; $146,806 for Mr. Shah; $62,434 for Mr. Lindow; and $232,540 for Mr. Wittrock.

Equity Plans

Absent an agreement for post-termination extended vesting, voluntary or involuntary (with or without cause) termination of employment would result in forfeiture to us of all of a named executive officer’s unvested restricted stock awards and unvested stock options. Vested stock options remain exercisable for 30 days, in the case of voluntary termination, or three months, in the case of involuntary termination (with or without cause), but not beyond the originally-specified exercise period. Vested options exercisable on December 31, 2013 are shown in the second column of the “2013 Outstanding Equity Awards at Fiscal Year-End” table above. If these vested options had been exercised at a termination date of December 31, 2013 based on our closing stock price of $22.77 on that date, the value of such options would have been $15,567,648 for Mr. Wadhams; $2,950,560 for Mr. Sznewajs; $128,754 for Mr. Cole; $944,340 for Mr. Shah; $673,757 for Mr. Lindow; and $884,692 for Mr. Wittrock. Subject to limited exceptions, if employment terminates (voluntarily or involuntarily, with or without cause), we retain the right to terminate unexercised options that vested within two years prior to such termination and to recover the after-tax proceeds for exercises of options that vested within two years prior to such termination.

In the case of disability or death, whether before or after normal retirement date, all restrictions on restricted shares would lapse. Disability or death would cause all unvested stock options to become exercisable; in the case of disability, for the maximum period of time allowed under the original awards, and in the case of death, for up to a year, but not beyond any originally-specified exercise period. If death or disability had occurred on December 31, 2013, the value of restricted shares and options vesting (assuming exercise of the options) at such date, would be as shown in the “Equity” column and in Note 1 in the “Payments Upon Change in Control” table above.

By design, our restricted stock and stock option awards do not vest upon retirement. Instead, following retirement, equity awards generally continue to vest in accordance with the remaining vesting period. Notwithstanding the foregoing, there are no termination or change in control provisions in our equity plans applicable to our named executive officers that are unavailable generally to salaried employees participating in such plans.

Other Arrangements

As noted above in the “Compensation Discussion and Analysis,” it is our general policy not to enter into employment or severance contracts. On an individually-negotiated basis we may enter into severance arrangements or arrangements for a named executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

PART V – AUDIT COMMITTEE MATTERS	MASCO CORPORATION 2014 PROXY STATEMENT

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and compensation of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Business Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2013 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, regarding communication with the Audit Committee. The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and the independent auditors described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC . The Audit Committee also reappointed PwC as our independent registered public accounting firm, which stockholders are being asked to ratify.

J. Michael Losh, Chairman

Dennis W. Archer

Christopher A. O’Herlihy

Donald R. Parfet

Lisa A. Payne

John C. Plant

MASCO CORPORATION 2014 PROXY STATEMENT	PART V – AUDIT COMMITTEE MATTERS

PricewaterhouseCoopers LLP Fees

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the years ended December 31, 2013 and 2012 were (in millions):

	2013	2012
Audit Fees	$9.0	$8.6
Audit-Related Fees	.1	.3
Tax Fees	1.2	1.5
All Other Fees	*	*
Total	$10.3	$10.4

*	Aggregate amount was less than $50,000

The Audit Fees for the years ended December 31, 2013 and 2012 were for professional services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

The Audit-Related Fees for services rendered during the years ended December 31, 2013 and 2012 were for professional services rendered for due diligence related to acquisitions and dispositions, audits not required by law, and consultations concerning the assessment of internal controls over financial reporting. The Audit-Related Fees for 2012 also included fees for professional services rendered for employee benefit plan audits.

Tax Fees for services rendered during the years ended December 31, 2013 and 2012 were for services related to tax return preparation, tax planning, and tax advice related to reorganizations, divestitures and transfer pricing programs.

All Other Fees for services rendered during the years ended December 31, 2013 and 2012 were for miscellaneous services rendered.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by the Audit Committee’s annual pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the approval authority, on a case-by-case basis, for services outside or in excess of the Audit Committee’s aggregate pre-approved levels, provided that the Chairman shall report any such decisions to the Audit Committee at its next regular meeting. All of the services referred to in the table above for 2013 were pre-approved by the Audit Committee and none of the services approved by the Audit Committee during 2013 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

Proposal 1: Election of Class II Directors

The term of office of the Class II directors, who are Keith J. Allman, Verne G. Istock, J. Michael Losh, Christopher A. O’Herlihy and Timothy Wadhams, expires at this meeting. Mr. Wadhams, who retired as our President and Chief Executive Officer on February 14, 2014, will serve as a director until his term expires at the Annual Meeting, at which time the number of directors on our Board will be reduced to ten and the number of Class II directors will be reduced to four.

The Board proposes the re-election of Messrs. Istock and Losh and the election of Mr. Allman, who joined the Board in February 2014, and Mr. O’Herlihy, who joined the Board in December 2013, to serve as Class II directors. The term of the Class II directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2017, or when their respective successors are elected and qualified.

Mr. Allman joined the Board when he succeeded Mr. Wadhams as President and Chief Executive Officer.

With Mr. Istock recused, our Corporate Governance and Nominating Committee recommended Mr. Istock stand for re-election based on his current leadership as Chairman of the Board and on his tenure as a director. Mr. Istock also serves as Chairman of the Corporate Governance and Nominating Committee. The Board has made an exception to its age 72 retirement policy for Mr. Istock and recommends Mr. Istock for re-election as a director.

Mr. O’Herlihy was recommended for consideration as a nominee for director by one of our independent directors. The Board has determined that Mr. O’Herlihy is independent under the independence requirements of applicable law, our independence standards and the New York Stock Exchange rules.

The Board of Directors expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which the Board of Directors does not expect, the proxy holders may vote for such alternate nominee, if any, as may be recommended by the Board of Directors, or the Board may reduce its size.

Information regarding each of our director nominees is set forth above in “Part III – Board of Directors.”

The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the following Class II director nominees:

Name	Age	Director Since	Occupation
Keith J. Allman	51	2014	President and Chief Executive Officer of the Company
Verne G. Istock	73	1997	Retired Chairman/President of Bank One Corporation; Chairman of the Board of Masco Corporation
J. Michael Losh	67	2003	Retired Chief Financial Officer and Executive Vice President of General Motors Corporation
Christopher A. O’Herlihy	50	2013	Executive Vice President of Illinois Tool Works Inc.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

Proposal 2: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2) as disclosed in this proxy statement. We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our business objectives and to create long-term value for our stockholders.

At our 2013 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Over 90% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this approval showed support for the changes adopted since 2011 by our Organization and Compensation Committee. These changes include significantly reducing our executive officers’ stock option opportunity and introducing a Long Term Cash Incentive Program (“LTCIP”) based on return on invested capital performance over a three-year period; eliminating the excise tax gross-up feature on all equity grants beginning in 2012; increasing our CEO’s stock ownership requirement to six times base salary; implementing double-trigger vesting of equity on a change in control, and strengthening our clawback policy to provide that if we restate our financial statements the Committee may recover incentive compensation from our current or former executives.

Our executive officers’ 2013 compensation opportunities reflect these changes. In 2013, we continued to communicate with our largest stockholders on a broad range of executive compensation and governance topics. Taking this feedback and current best practices into consideration, the Committee adopted an anti-hedging and anti-pledging policy that prohibits the hedging of our stock by our executives and directors, and also prohibits these individuals from making future pledges of our stock without prior approval.

Our compensation programs reward our executive officers to a significant degree based on our performance. Accordingly, each executive officer’s potential performance-based compensation represents a significant percentage of his total annual target compensation. In 2013, the percentage of total target compensation (defined as annual base salary, target cash bonus opportunity, target restricted stock opportunity, target opportunity under the LTCIP, and the value of stock options) that was performance-based was approximately 87% for our CEO and 72% for our other executive officers. Our performance in 2013 improved compared to 2012. Consistent with our commitment to pay-for-performance, the compensation we paid to our executive officers increased, as our executive officers earned restricted stock awards and cash bonuses based on our achievement of our 2013 operating profit and working capital as a percent of sales metrics.

In addition to our emphasis on pay-for-performance, we believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock awards and stock options are an important component of compensation for our executive officers.

Our executive compensation programs also incorporate many best practices, in addition to those described above, as follows:

•	We require minimum levels of stock ownership by our executives;

•	Our compensation mix is weighted toward long-term incentives;

•	Our restricted stock and stock option awards have five-year vesting schedules, longer than current market practice;

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

•	We employ an annual market analysis of executive compensation relative to peer companies and published survey data for comparably-sized companies;

•	We provide limited perquisites to our executive officers;

•	We prohibit derivative trading in our stock;

•	We have no employment agreements, change in control agreements or contractual severance agreements with our executive officers;

•	Our equity plan prohibits the repricing of options; and

•	Our Organization and Compensation Committee, comprised exclusively of independent directors, uses tally sheets and analyzes risk in setting executive compensation.

For the reasons discussed above, the Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, the Organization and Compensation Committee and the Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

Proposal 3: Ratification of Selection of Independent Auditors

The Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PWC”) to audit our financial statements for the year 2014, and believes it appropriate to submit its selection for ratification by stockholders.

Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, the Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2014.

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

Proposal 4: Approval of the 2014 Long Term Stock Incentive Plan

INTRODUCTION

The Board of Directors recommends that you approve the Masco Corporation 2014 Long Term Stock Incentive Plan (the “2014 Plan”). Based upon the recommendation of the Organization and Compensation Committee (the “Committee”), in February 2014 the Board of Directors unanimously approved the 2014 Plan. If approved by our stockholders, the 2014 Plan will become effective on May 6, 2014 and will replace our current 2005 Long Term Stock Incentive Plan (the “2005 Plan”), and no further awards will be granted under the 2005 Plan. The 2005 Plan replaced our 1991 Long Term Stock Incentive Plan (the “1991 Plan”), under which no awards have been granted since the 2005 Plan was approved, but because of our long-term vesting, some awards under the 1991 Plan remain outstanding. In this Proposal, we refer to the 1991 Plan and 2005 Plan collectively as the “Prior Plans.” The 2014 Plan is summarized below. This summary is qualified in its entirety by the complete text of the 2014 Plan, which is attached to this proxy statement as Appendix A.

The 2014 Plan authorizes us to issue up to 8 million shares of our common stock and allows us to re-grant shares that are subject to awards under the 2014 Plan or the Prior Plans that are forfeited, cancelled, expired or withheld for taxes upon vesting. We cannot re-grant shares delivered by a participant in payment of an option or shares that are repurchased by us with option proceeds. The maximum number of shares available under the 2014 Plan is subject to adjustment under certain circumstances, as discussed below.

Why should our stockholders approve the 2014 Plan?

Equity award grants are an essential component of our compensation program for our key employees, since they link compensation with long-term stockholder value creation and reward these employees based on our performance. For most of our key employees, equity compensation represents a significant portion of their compensation package. Since our equity awards generally vest over five years, the value ultimately realized from these awards depends on the long-term value of our common stock. We strongly believe that granting equity awards motivates our key employees to think and act like owners, rewarding them when value is created for our stockholders. Equity compensation also helps us attract and retain high quality individuals who are motivated by pay for performance and enables us to remain competitive for human resource talent. Approval of the 2014 Plan is critical to our ability to continue our compensation programs that are aligned with stockholder interests.

What has been Masco’s historic equity usage?

Our historic equity usage has been effective in recruiting and retaining talent and aligning management incentives with company performance. Our equity usage is consistent with the broader market as well as with the peer group of companies we compete with for executive talent.

Burn Rate. Over the past three years (2011, 2012 and 2013) our annual burn rates (stock options and full-value shares granted), as a percentage of shares outstanding, with full-value shares counting as two shares and stock options as one share have been 1.43%, 0.86% and 1.72%, respectively. Our three-year average burn rate of 1.34% is well below the median burn rate of 1.72% for S&P 1500 companies, as reported by Equilar in its 2013 Equity Trends Report and below the median burn rate of our peers.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

Equity Overhang. “Equity Overhang” is defined as:

	As of February 28, 2014 under Prior Plans	As of February 28, 2014 under the Proposed 2014 Plan
The sum of:
• outstanding stock options under our Prior Plans*	24,660,100	24,660,100
• outstanding restricted shares under our Prior Plans	7,101,069	7,101,069
• the number of shares available for future grant	7,474,808	8,000,000
Total	39,235,977	39,761,169
Divided by the sum of:
• The total above	39,235,977	39,761,169
• The number of shares outstanding	358,034,481	358,034,481
Total	397,270,458	397,795,650
Equity Overhang	9.9%	10.0%

*	Outstanding options as of February 28, 2014 had a weighted average exercise price of $21.59 and a weighted average remaining term of four years.

In the past, our granting of restricted stock awards has not resulted in net share dilution since we have a practice of repurchasing and retiring an equal number of shares in the open market. The 8 million shares requested under the 2014 Plan represent approximately 2.2% of shares of common stock outstanding as of February 28, 2014.

How was the size of the new share authorization determined?

In determining the number of shares to include under the 2014 Plan, we considered several factors, including our need for the shares and the potential dilution effect that awarding the requested shares may have on current stockholders, our burn rate and the equity overhang. Since February 28, 2014, we have not granted any equity awards under the 2005 Plan, and we will not grant any further equity awards before the Annual Meeting. Any shares authorized but not awarded under our 2005 Plan will be extinguished upon approval of the 2014 Plan. We believe that 8 million shares represent a reasonable amount of potential equity dilution, provide us with a powerful incentive for key employees to increase the value of the Company for all stockholders and provide us with the ability to grant equity awards for approximately three years.

What key provisions of the 2014 Plan protect our stockholders’ interests and promote effective corporate governance?

The 2014 Plan authorizes our Committee to grant a variety of equity awards, including restricted stock, stock options, stock appreciation rights (“SARs”), restricted stock units, dividend equivalents and performance awards (of cash or stock). We use these awards to attract, motivate, retain and reward our key employees, directors and consultants. The 2014 Plan includes several features that protect our stockholders’ interests and promote effective corporate governance, including:

•

Limit on Shares Authorized. The 2014 Plan authorizes us to grant 8 million shares of our common stock and allows us to re-grant shares that are subject to awards under the 2014 Plan or the Prior Plans that are forfeited, cancelled, expired or withheld for taxes upon vesting.

•

Minimum Three-Year Vesting. The 2014 Plan requires that awards of stock options and restricted stock that are not performance-based and will vest only if the participant continues to provide services to us must vest over a minimum of three years, subject to certain exceptions. Presently our stock option and restricted stock awards for our key employees and consultants vest over five years (prior to 2010, vesting of restricted stock awards was generally over ten years).

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

•

No Discount Stock Options. The 2014 Plan prohibits us from granting stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant. Under the Prior Plans, we have never granted a discounted stock option.

•

No Repricing of Stock Options. The 2014 Plan prohibits the repricing of stock options or SARs either by payment in cash, amendment of an award agreement or by substitution of a new option award at a lower price. We have never repriced stock options or SARs.

•

Double Trigger Required for Vesting on a Change in Control. The 2014 Plan prohibits full vesting of unvested awards upon a change in control of our Company unless the participant fails to receive marketable replacement awards equal in value to awards outstanding at the time of the change in control or, having received such replacement awards, within a two-year period thereafter is terminated or resigns for specified reasons of “good cause” as determined by the Committee (“double-trigger” vesting). This provision incorporates into the terms of the 2014 Plan a policy previously adopted by our Committee.

•

No Gross-up for Excise Taxes Paid by Participant. The 2014 Plan does not provide for reimbursement to a participant for any excise tax paid by the participant in connection with a payment or a distribution following a change in control. This provision incorporates into the terms of the 2014 Plan a policy previously adopted by our Committee in 2012.

•

Clawback in the Case of Financial Restatement. The 2014 Plan provides that if we restate our financial statements, other than as a result of changes to accounting rules or regulations, the Committee may decide to recover from current or former employees incentive compensation (including annual and long-term cash incentives, restricted stock or stock options) that was paid or granted during the three-year period preceding the date of restated financial results, regardless of whether misconduct caused the restatement. This provision incorporates a policy adopted by our Committee for awards made in 2013 and thereafter.

•	Independent Committee Administration. The 2014 Plan will be administered by the Committee, whose members are independent under the rules of the New York Stock Exchange.

SUMMARY OF THE TERMS AND CONDITIONS OF THE 2014 PLAN

Who is eligible to receive awards?

Awards under the 2014 Plan may be granted to our employees, consultants and directors, and to employees and consultants of our affiliates. The identity and number of key employees and consultants eligible to receive awards, the value of awards that will be granted to these persons, and the amounts to be payable with respect to awards, have not been determined by the Committee at this time. The 2014 Plan will remain in effect until all awards made under the 2014 Plan are either fully vested, exercised or terminated; however, no new award under the 2014 Plan can be made after May 6, 2024.

Are there limits on awards under the 2014 Plan?

The Board has reserved a maximum of 8 million shares (subject to adjustment as described below) for issuance pursuant to awards under the 2014 Plan. In addition, any shares that are subject to (i) awards under the 2014 Plan or (ii) awards under the Prior Plans that are outstanding upon stockholder approval of the 2014 Plan, and are forfeited, canceled or expired or withheld by us for payment of income taxes upon vesting of a restricted stock award or restricted stock units will become available for issuance under the 2014 Plan, and such shares will not be charged against the maximum share limitation under the 2014 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2014 Plan. However, shares delivered in payment of an option and shares that are repurchased by us with the proceeds from any option exercise, and any unissued shares resulting from the settlement of SARs in stock or net settlement of a stock option will not be returned to the number of shares available for issuance under the 2014 Plan. A participant may receive multiple awards under the 2014 Plan. Shares delivered under the 2014 Plan will be authorized but unissued shares of our common stock, treasury shares or shares purchased in the open market or otherwise.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

What types of awards may be granted under the 2014 Plan?

Under the 2014 Plan, we may grant stock options, stock appreciation rights or SARs, restricted stock, restricted stock units, performance awards and dividend equivalents. Awards may be granted either alone or in addition to, in tandem with or in substitution for any award granted under the 2014 Plan or another plan of the Company or an affiliate.

Restricted Stock. A restricted stock award provides the recipient with all of the rights of a stockholder, including the right to vote the shares and to receive dividends (which are taxed as compensation, not as dividends, until the shares vest). Restricted stock is generally subject to certain forfeiture conditions and may not be transferred by the recipient until those restrictions lapse.

Restricted Stock Units. A restricted stock unit is the right to receive cash, other securities, other awards or other property, subject to the termination of a restricted period specified by the Committee. Restricted stock units are generally subject to forfeiture conditions and may not be transferred by the recipient until those restrictions lapse. Restricted stock units are not outstanding shares of stock and do not entitle a participant to voting or other rights; however, an award of restricted stock units may provide for the crediting of additional restricted stock units based on the value of dividends paid on our common stock while the award is outstanding.

Stock Options. Stock options are rights to purchase a specified number of shares of our common stock at an exercise price of at least 100 percent of the fair market value on the date of grant, except in the case of options granted in substitution of options previously granted by a company we may acquire. The maximum term of an option awarded under the 2014 Plan is ten years after the initial date of grant. Stock options may be either incentive stock options (“ISOs”) or non-qualified stock options. Awards of ISOs will include such additional terms as are necessary to satisfy the requirements of applicable tax law. The maximum number of ISOs that we can grant under the 2014 Plan is 8 million.

The 2014 Plan prohibits the grant of restoration options, other than restoration options resulting from options granted under Prior Plans. As of February 28, 2014, there were 2,626,060 shares subject to awards under the Prior Plans that could be used for restoration options in the 2014 Plan. A restoration option is available when a participant pays the exercise price by delivering shares of our common stock. The restoration option is equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original stock option. The exercise price is 100 percent of the fair market value of our common stock on the date the restoration option is granted, so the participant benefits only from subsequent increases in our stock price.

Stock Appreciation Rights. A SAR entitles a recipient to receive, upon surrender of the SAR, cash equal to the excess of the fair market value of a specified number of shares of our common stock on the date the SAR is surrendered over the fair market value of such shares on the date of grant.

What is the maximum aggregate amount of awards that can be granted to a participant during the year?

Under the 2014 Plan, the maximum annual amounts payable to any one participant as performance-based awards are unchanged from our 2005 Plan, as follows:

•	Share Maximum: We can deliver no more than 2 million shares of our common stock to any participant during any year upon settlement of share-denominated performance awards.

•	Options and SARs: We can grant no more than 4 million options and SARs to any participant during any year, plus any unused carryover from a prior year.

•

Cash Maximum: We may pay no more than $10 million of cash-denominated performance awards to any participant during any year. There is no overall maximum aggregate dollar limitation of cash-based performance awards under the 2014 Plan.

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

What special requirements must Section 162(m) “qualified performance-based compensation” awards under the 2014 Plan satisfy?

The 2014 Plan also provides for the grant of performance awards that may be denominated in, or payable in, cash, our common stock, or other securities or awards under the 2014 Plan. Performance awards confer rights valued by the Committee and payable to (or exercisable by) the recipient when the recipient achieves performance goals during a specified performance period. Performance awards to executive officers under the 2014 Plan are intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). Under the Code, we may not deduct certain compensation over $1,000,000 paid to our Chief Executive Officer or to any of the four other most highly compensated executive officers in any year unless, among other things, this compensation qualifies as “performance-based compensation” under Section 162(m), and the material terms of the plan for this compensation have been approved by stockholders. The material terms of the 2014 Plan for performance awards include the eligible class of participants, the performance goal or goals and the maximum annual amount payable to any individual participant.

The performance metrics for Section 162(m) performance awards under the 2014 Plan are any one or more of the following (each as determined in accordance with generally accepted accounting principles and with such adjustments as set forth in the 2014 Plan):

Cash flow	Return on invested capital
Earnings per share	Return on net assets
EBIT	Return on net tangible assets
EBITDA	Return on sales
Gross margin	Revenue growth
Gross profit	Revenues
Net income	Safety measures
Operating margin	SG&A as a percent of sales
Operating profit	Total shareholder return
Quality measures	Working capital
Return on assets	Working capital as a percent of sales
Return on equity	Working capital efficiency

Unless the Committee determines otherwise, these goals will be applied over a performance period of at least one calendar year, except in the event we experience a change in control. Specific performance periods, weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Committee not later than the applicable deadline under Section 162(m) and at a time when achievement of such targets is substantially uncertain. In determining whether any performance goal has been attained, the Committee shall exclude losses resulting from discontinued operations, extraordinary losses, the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in our audited financial statements.

As required by the Code, after our financial results for the year have been determined, the Committee will certify the level of attainment of the performance criteria and will determine the value of the awards to be made. The Committee may reduce or eliminate (but not increase) any grant that would otherwise be made to a participant. Performance awards will be accelerated in the event we experience a change in control, as described below.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

When may dividend equivalents be paid with respect to performance awards?

The Committee may make an award that provides for the payment of dividend equivalents with respect to a number of shares. The dividend equivalents would be equal in value to the cash dividends that would have been paid with respect to each share subject to the award, if it had been outstanding from the date of the award. Dividend equivalents may be deemed to be reinvested in additional shares or otherwise reinvested and may be payable in cash or in shares of our common stock. Dividend equivalents may not be awarded with respect to unearned performance awards.

What happens upon a change in control of the Company?

The 2014 Plan prohibits full vesting of unvested awards upon a change in control unless a participant fails to receive marketable replacement awards equal in value to awards outstanding at the time of the change in control or, having received such replacement awards, within a two-year period thereafter is terminated or resigns for specified reasons of “good cause” as determined by the Committee. A change in control is defined generally to include a change, during any twenty-four month period, in a majority of the incumbent directors. “Incumbent Directors” are directors whose election by the Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board. An incumbent director does not include directors who are elected within one year after a person, without Board approval, commences a tender offer or acquires at least 25 percent of the combined voting power of our Company or who assumes office as a result of an election contest or proxy solicitation other than on behalf of the Board.

What kind of adjustments can be made for corporate reorganizations?

The Committee can adjust the number and type of shares (securities or other property) available for awards and subject to outstanding awards and the grant, purchase or exercise price with respect to outstanding awards. The Committee can also make provision for cash payments to holders of awards (as well as individual share and share unit limits on awards, performance targets and exercise prices of awards) upon the occurrence of unusual or nonrecurring events affecting our Company or our financial statements or of changes in applicable laws, regulations or accounting principles.

What will be the specific terms of the awards under the 2014 Plan?

Each award under the 2014 Plan will be made pursuant to an award agreement approved by the Committee. The award agreement will state, in the case of share-based awards, the number of shares of stock or share units, as applicable, subject to the award, and the price (if any) and term of the award, including its vesting period, and, in the case of performance awards, the applicable performance goals. Award agreements for SARs will also include the method of exercise and settlement. The terms of restricted stock awards and options granted under the 2014 Plan are expected to be comparable to the terms of awards and options most recently granted under the 2005 Plan. Awards under the 2014 Plan that are not vested or exercised will be nontransferable by a holder (other than to a trust for estate planning purposes, by will or the laws of descent and distribution).

Options under the 2014 Plan will also be subject to the following provisions, unless the Committee determines otherwise:

•	Options will not become fully exercisable prior to the third anniversary of the date of grant, subject to certain exceptions.

•

Options will continue to vest as long as the participant’s employment continues or if the participant retires on or after the normal retirement date, and may not be exercised after ten years following the date of grant.

•

Options become immediately exercisable upon the participant’s death (and up to one year thereafter) or following termination of employment due to permanent and total disability (and thereafter until the option term expires).

•	Options may be exercised for only a limited period of time following other termination of employment.

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

Notwithstanding the foregoing, all options may vest immediately in the event of a change in control, as described above.

Unless the Committee determines otherwise, awards of restricted stock and restricted stock units will be subject to the following terms: Awards of restricted stock and restricted stock units (other than for performance awards) will not fully vest prior to the third anniversary of the date of grant, subject to certain exceptions. Restrictions on restricted stock and restricted stock units will lapse as long as the participant’s employment continues or after the participant’s normal retirement date, except that all restrictions lapse immediately upon death or upon termination of employment due to permanent and total disability. Notwithstanding the foregoing, all restrictions may lapse in the event of a change in control, as described above.

The Committee may include other terms, restrictions or conditions in award agreements so long as these terms are consistent with the 2014 Plan, including performance requirements and holding periods. Consistent with current practice, we anticipate that award agreements for options and restricted stock will continue to contain a non-compete provision and a provision mandating forfeiture of an award if the participant engages in activities that may be detrimental to our interests following termination of employment.

Can the Company withhold shares for taxes?

We retain the right to deduct or withhold or take any action necessary to satisfy any tax withholding required with respect to any taxable event arising from an award under the 2014 Plan.

Who administers the 2014 Plan?

The 2014 Plan will be administered by a committee of the Board of Directors that satisfies the applicable rules of the New York Stock Exchange, the “non-employee director” provisions of Rule 16b-3 under the Exchange Act, and the “outside director” requirements of Section 162(m) of the Code.

The Committee has the authority, subject to the express terms of the 2014 Plan, to designate recipients of awards, determine or modify the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions, terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant’s employment with us, and to construe and interpret the 2014 Plan in case of disputes involving awards or otherwise. The Committee also has the authority to grant awards under the 2014 Plan in substitution for, or as the result of the assumption of, stock incentive awards held by employees of other entities who become employees of us or a subsidiary as a result of a merger or acquisition.

Can the 2014 Plan be amended or terminated?

Our Board has the authority to terminate, suspend or discontinue the 2014 Plan at any time. The Board or the Committee may amend the Plan or any outstanding award at any time; provided, however,

•

No Plan amendment will be effective until approved by stockholders: (i) if approval is required in order for the 2014 Plan to continue to satisfy the conditions of the applicable rules and regulations that the Committee has determined to be necessary to comply; and (ii) if the amendment would materially (A) increase the number of shares available under the 2014 Plan or issuable to a participant, (B) change the types of awards that may be granted under the 2014 Plan, (C) expand the class of persons eligible to receive awards under the 2014 Plan, or (D) reduce the price at which an option is exercisable;

•

No option may be amended to reduce its initial exercise price or to be settled in cash giving the effect of having the initial exercise price reduced, other than in connection with certain events specified in the 2014 Plan or in the granting of substitute stock options to participants of another entity’s option plan in connection with a merger with, or acquisition of, such other entity; and

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

•	No amendment shall impair the rights of a participant under an outstanding award without the participant’s consent.

Because the Committee retains the discretion to set and change the specific targets for each performance period under a performance award intended to be exempt from Section 162(m), stockholder ratification of the performance criteria will be required at five-year intervals in the future to exempt such awards from the limitations on deductibility.

Will the 2014 Plan be exclusive?

The 2014 Plan is not exclusive and does not limit the authority of our Board or its committees to grant awards or authorize any other compensation, with or without reference to our common stock, under any other plan or authority.

What are the federal income tax consequences of the 2014 Plan?

The following is a general description of Federal income tax consequences to participants and to the Company relating to non-qualified and incentive stock options and certain other awards that may be granted under the 2014 Plan. This discussion does not purport to cover all tax consequences relating to stock options, and other awards, and the relevant tax consequences cited are applicable to the current Code and IRS regulations.

The Company receives a financial statement deduction at the time of grant of a non-qualified stock option based on estimates of the value of such grant determined according to specified accounting rules.

An optionee will not recognize taxable income upon the grant of a non-qualified stock option. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Company common stock on the date the option is exercised over the option price. The Company then will be entitled to a separate tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The tax deduction will be allowed at the same time the optionee recognizes the compensation income. The tax basis of the option stock in the hands of the optionee will equal the option price plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the stock will commence on the day the option is exercised. A participant who exercises and holds option stock and sells at a later date, will recognize capital gain or loss measured by the difference between the tax basis of the stock and the amount realized on the subsequent sale. Such gain or loss will be long-term if the stock is held for more than one year after exercise, and short-term if held for one year or less.

An optionee will not recognize taxable income upon the grant of an ISO, and generally will not recognize income upon exercise of the option provided such optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. For alternative minimum tax purposes, however, the amount by which the fair market value of Company common stock on the date of exercise exceeds the option price will be includible in the optionee’s alternative minimum taxable income. An optionee who exercises an ISO and sells the shares more than two years after the grant date and more than one year after exercise will recognize long-term capital gain or loss equal to the difference between the sales proceeds and the option price. An optionee who sells such shares within two years after the grant date and within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of (a) the difference between the fair market value of such shares on the date of exercise and the option price or (b) the difference between the sales proceeds and the option price. Any remaining gain or loss will be treated as a capital gain or loss. The Company will be entitled to a tax deduction with respect to an ISO only in the amount of ordinary compensation income recognized by the optionee. The tax deduction will be allowable at the same time the optionee recognizes the ordinary compensation income.

The Federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified

PART VI – PROPOSALS	MASCO CORPORATION 2014 PROXY STATEMENT

stock options; nontransferable restricted stock and restricted stock units subject to a substantial risk of forfeiture result in income recognition equal to the excess of the fair market value of the stock over the purchase price (if any) only at the time the restrictions lapse; performance bonuses are generally subject to tax on the payment received; and cash-based awards generally are subject to tax at the time of payment. In each of the foregoing cases, when the participant recognizes income the Company will generally have a corresponding tax deduction.

If, as a result of a change in control event, a participant’s options, SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a “parachute payment” under Section 280G of the Code. In such case, the participant may be subject to a 20 percent non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. The 2014 Plan (and the 2005 Plan, with respect to awards granted in 2012 and thereafter) provides for no reimbursement for such excise tax. However, awards granted under the 2005 Plan prior to 2012 would require additional payments to make a participant whole for such excise tax. The Company will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax or any additional payment intended to make the participant whole.

Notwithstanding any of the foregoing discussion with respect to the deductibility of compensation under the 2014 Plan, Section 162(m) of the Code would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to certain executive officers of the Company, unless such excess compensation is “performance-based” (as defined in Section 162(m)) or is otherwise exempt from Section 162(m). The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the stockholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards that may be granted to executive officers as contemplated by the 2014 Plan are intended to qualify for the exemption for performance-based compensation under Section 162(m).

What are the consequences if the 2014 Plan is not approved by stockholders?

If the 2014 Plan is not approved at the Annual Meeting, the 2005 Plan will remain in effect and the shares presently available for equity compensation will continue to be utilized. The 2005 Plan expires May 10, 2015, and no awards can be made under the 2005 Plan thereafter. As of February 28, 2014, fewer than 7.5 million shares were available for grant under the 2005 Plan, of which approximately 1.6 million can be used for restricted stock awards, a key element of our overall compensation program. We anticipate that there may not be enough shares under the 2005 Plan for our 2014 annual performance awards, which, if earned, would be granted in February 2015.

NEW PLAN BENEFITS

Because awards under the 2014 Plan are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the 2014 Plan, as well as amounts that would have been received in the last fiscal year had the 2014 Plan been in effect, are not determinable. See “Compensation of Executive Officers - Grants of Plan-Based Awards” above for information relating to awards made in 2013 to our named executive officers under our 2005 Plan. See “Compensation of Directors” for information relating to awards made to non-employee directors in 2013.

VOTE REQUIRED TO APPROVE THE 2014 PLAN

The approval of the 2014 Plan requires that a majority of votes cast be “FOR” approval. Under New York Stock Exchange requirements for equity plan approvals, abstentions will have the effect of being counted as a vote “against” the 2014 Plan. Broker non-votes are not treated as votes cast, so they will not have an effect on the vote. If the proposal is not adopted, the 2005 Plan will remain in effect and we will continue to make grants under the 2005 Plan until its current capacity for grants is exhausted, at which time the Committee will consider other alternatives for compensation.

MASCO CORPORATION 2014 PROXY STATEMENT	PART VI – PROPOSALS

Approval of the 2014 Plan will also be considered approval of the performance metrics included in the 2014 Plan for purposes of performance-based compensation under Section 162(m). See the discussion above captioned “What special requirements must Section 162(m) ‘qualified performance-based compensation’ awards under the 2014 Plan satisfy?”

The Board of Directors recommends a vote FOR approval of the 2014 Long Term Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

We grant equity under our 2005 Long Term Stock incentive Plan. In addition to options that are outstanding under our 2005 Plan, there are options outstanding under certain prior plans under which no new awards may be made.

The following table provides information as of December 31, 2013 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Per Share Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by securityholders	24,691,784	$21.52	9,257,457
Equity compensation plans not approved by securityholders	Not applicable	Not applicable	Not applicable

As of February 28, 2014, there were 24,660,100 stock options outstanding for Masco Corporation common stock (with a weighted-average exercise price of $21.59 and a weighted-average remaining life of 4.0 years). In addition, as of February 28, 2014, there were 7,101,069 shares subject to restricted stock awards. As of February 28, 2014, there were 7,474,808 shares available for issuance under the 2005 Plan, of which 1,574,037 can be granted for restricted stock awards. The 2005 Plan was the only existing plan under which future grants can be made.

PART VII – OTHER MATTERS	MASCO CORPORATION 2014 PROXY STATEMENT

2015 Annual Meeting of Stockholders

If you wish to submit a proposal to be considered at the 2015 Annual Meeting, you must comply with the following procedures:

•

If you intend to present proposals to be included in our proxy statement for our 2015 Annual Meeting, you must give written notice of your intent to our Secretary on or before November 28, 2014 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

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If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 6, 2015 and no later than February 5, 2015. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal.

•

If you wish to nominate director candidates for election to the Board at the 2015 Annual Meeting, you must submit the following information required by our Certificate of Incorporation to our Secretary no later than February 11, 2015: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request.

Any communication to be made to our Secretary as described above should be sent to:

Kenneth G. Cole, Secretary

Masco Corporation

21001 Van Born Road

Taylor, Michigan 48180

MASCO CORPORATION 2014 PROXY STATEMENT	PART VII – OTHER MATTERS

Other Matters

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole

Secretary

Taylor, Michigan

March 28, 2014

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

MASCO CORPORATION

2014 LONG TERM STOCK INCENTIVE PLAN

SECTION 1. Purposes.

The purposes of the 2014 Long Term Stock Incentive Plan (the “Plan”) are to encourage selected employees of and consultants to Masco Corporation (the “Company”) and its Affiliates to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company’s future success and prosperity, and enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity in which the Company’s direct or indirect equity interest is at least twenty percent, and any other entity in which the Company has a significant direct or indirect equity interest, whether more or less than twenty percent, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Dividend Equivalent granted under the Plan.

(c) “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted under the Plan which may, but need not, be executed by the Participant.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean at any time during a period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company’s Board, and any new directors (other than Excluded Directors, as hereinafter defined), whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason ceasing to constitute at least a majority of the members thereof. For purposes hereof, “Excluded Directors” are directors whose (i) election by the Board or approval by the Board for stockholder election occurred within one year after any “person” or “group of persons,” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, commencing a tender offer for, or becoming the beneficial owner of, voting securities representing 25 percent or more of the combined voting power of all outstanding voting securities of the Company, other than pursuant to a tender offer approved by the Board prior to its commencement or pursuant to stock acquisitions approved by the Board prior to their representing 25 percent or more of such combined voting power or (ii) initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” shall mean a committee of the Company’s directors designated by the Board to administer the Plan and composed of not less than two directors, each of whom is a “non-employee director,” an “independent director” and an “outside director,” within the meaning of and to the extent required respectively by Rule 16b-3, the applicable rules of the NYSE and Section 162(m) of the Code, and any regulations issued thereunder.

(h) “Dividend Equivalent” shall mean any right granted under Section 6(g) of the Plan.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

(j) “Executive Group” shall mean every person who the Committee believes may be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which the Company expects to take a deduction of the Award, and (ii) the recipient of compensation of more than $1,000,000 (as such amount appearing in Section 162(m) of the Code may be adjusted by any subsequent legislation) for that taxable year.

(k) “Incentive Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(l) “Non-Qualified Stock Option” shall mean an Option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(m) “NYSE” shall mean the New York Stock Exchange.

(n) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(o) “Participant” shall mean an employee of or consultant to the Company or any Affiliate or a director of the Company designated to be granted an Award under the Plan or, for the purpose of granting Substitute Awards, a holder of options or other equity based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(p) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(q) “Prior Plans” shall mean the Company’s 1991 and 2005 Long Term Stock Incentive Plans.

(r) “Restricted Period” shall mean the period of time during which Awards of Restricted Stock or Restricted Stock Units are subject to restrictions.

(s) “Restricted Stock” shall mean any Share granted under Section 6(d) of the Plan.

(t) “Restricted Stock Unit” shall mean any right granted under Section 6(d) of the Plan that is denominated in Shares.

(u) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(v) “Section 16” shall mean Section 16 of the Exchange Act, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or any successor provision, rule or regulation.

(w) “Shares” shall mean the Company’s common stock, par value $1.00 per share, and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(c) of the Plan.

(x) “Stock Appreciation Right” shall mean any right granted under Section 6(c) of the Plan.

(y) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by a Company or with which the Company combines.

SECTION 3. Administration.

The Committee shall administer the Plan, and subject to the terms of the Plan and applicable law, the Committee’s authority shall include without limitation the power to:

(i) designate Participants;

(ii) determine the types of Awards to be granted;

(iii) determine the number of Shares to be covered by Awards and any payments, rights or other matters to be calculated in connection therewith;

(iv) determine the terms and conditions of Awards and amend the terms and conditions of outstanding Awards;

(v) determine how, whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended;

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

(vi) determine how, whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(vii) determine the methods or procedures for establishing the fair market value of any property (including, without limitation, any Shares or other securities) transferred, exchanged, given or received with respect to the Plan or any Award;

(viii) prescribe and amend the forms of Award Agreements and other instruments required under or advisable with respect to the Plan;

(ix) designate Options granted to key employees of the Company or its subsidiaries as Incentive Stock Options;

(x) interpret and administer the Plan, Award Agreements, Awards and any contract, document, instrument or agreement relating thereto;

(xi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the administration of the Plan;

(xii) decide all questions and settle all controversies and disputes which may arise in connection with the Plan, Award Agreements and Awards;

(xiii) delegate to a committee of at least two directors of the Company the authority to designate Participants and grant Awards, and to amend Awards granted to Participants, but only with respect to Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act;

(xiv) delegate to one or more officers or managers of the Company, or a committee of such officers and managers, the authority, subject to such terms and limitations as the Committee shall determine, to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation to management shall conform with the requirements of the NYSE applicable to the Company and Delaware corporate law; and

(xv) make any other determination and take any other action that the Committee deems necessary or desirable for the interpretation, application and administration of the Plan, Award Agreements and Awards.

All designations, determinations, interpretations and other decisions under or with respect to the Plan, Award Agreements or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, Affiliates, Participants, beneficiaries of Awards and stockholders of the Company.

SECTION 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c): the maximum number of Shares available for issuance in respect of Awards made under the Plan shall be 8 million Shares, provided, however, that if for any reason any Award under the Plan or under any Prior Plan (other than a Substitute Award) is forfeited, canceled, or expired, or is withheld by the Company from an Award of Restricted Shares or Restricted Stock Units upon its vesting for the payment of income taxes on a Participant’s behalf, the number of Shares available for issuance in respect of Awards under the Plan shall be increased by the number of Shares so forfeited, canceled, expired or withheld. Notwithstanding anything to the contrary contained herein, the following shall not increase the number of Shares available for issuance in respect of Awards under the Plan: (i) Shares delivered in payment of an Option and (ii) Shares that are repurchased by the Company with Option proceeds. In addition, Shares covered by an SAR, to the extent that it is exercised and settled in Shares, and regardless of whether or not Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan. Subject to the foregoing, Shares may be

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

made available from the authorized but unissued Shares of the Company or from Shares reacquired by the Company.

(b) Individual Stock-Based Awards. Subject to adjustment as provided in Section 4(c), no Participant may receive Options or Stock Appreciation Rights under the Plan in any calendar year that relate to more than 2,000,000 Shares in the aggregate; provided, however, that such number may be increased with respect to any Participant by any Shares available for grant to such Participant in accordance with this Section 4(b) in any prior years that were not granted in such prior year. No provision of this Section 4(b) shall be construed as limiting the amount of any other stock-based or cash-based award which may be granted to any Participant.

(c) Adjustments. Upon the occurrence of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), change in the capital or shares of capital stock, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or extraordinary transaction or event which affects the Shares, then the Committee shall make such adjustment, if any, in such manner as it deems appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, in (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards both to any individual and to all Participants, (ii) outstanding Awards including without limitation the number and type of Shares (or other securities or property) subject thereto, and (iii) the grant, purchase or exercise price with respect to outstanding Awards and, if deemed appropriate, make provision for cash payments to the holders of outstanding Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Substitute Awards. Shares underlying Substitute Awards shall not reduce the number of shares remaining available for issuance under the Plan for any purpose.

SECTION 5. ELIGIBILITY.

Any employee of or consultant to the Company or any Affiliate, or any director of the Company, is eligible to be designated a Participant.

SECTION 6. Awards.

(a) Options. (i) Grant. The Committee is authorized to grant Options to Participants with such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. The Award Agreement shall specify:

(A) the purchase price per Share under each Option, provided, however, that such price shall be not less than 100% of the fair market value of the Shares underlying such Option on the date of grant (except in the case of Substitute Awards);

(B) the term of each Option (not to exceed ten years); and

(C) the time or times at which an Option may be exercised, in whole or in part, the method or methods by which and the form or forms (including, without limitation, cash, Shares, other Awards or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(ii) Other Terms. Notwithstanding the following terms, the Committee may impose other terms that may be more or less favorable to the Company as it deems fit. Unless the Committee shall impose such other terms, the following conditions shall apply:

(A) Exercise. A Participant electing to exercise an Option shall give written notice to the Company, as may be specified by the Committee, of exercise of the Option and the number of Shares elected for

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

exercise, such notice to be accompanied by such instruments or documents as may be required by the Committee, and shall tender the purchase price of the Shares elected for exercise.

(B) Payment. At the time of exercise of an Option payment in full, or adequate provision therefore, in cash or in Shares or any combination thereof, at the option of the Participant, shall be made for all Shares then being purchased.

(C) Issuance. The Company shall not be obligated to issue any Shares unless and until:

(1) if the class of Shares at the time is listed upon any stock exchange, the Shares to be issued have been listed, or authorized to be added to the list upon official notice of issuance, upon such exchange, and

(2) in the opinion of the Company’s counsel there has been compliance with applicable law in connection with the issuance and delivery of Shares and such issuance shall have been approved by the Company’s counsel.

Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as the Company’s counsel may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as shall be in accordance with law and that the Participant will notify the Company of any intent to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as and when Shares have been actually issued to the Participant pursuant to the Plan.

(D) Minimum Vesting. Options may not become fully exercisable prior to the third anniversary of the date of grant, except as provided in Section 6(a)(ii)(E) and Section 7(f) below.

(E) Termination of Employment; Death. If the employment of a Participant terminates for any reason or if a Participant dies (whether before or after the normal retirement date), Options shall be or become exercisable only as provided in (1) through (5) below:

(1) If such termination is voluntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within thirty days (extended to the next business day if falling on a weekend or holiday) after the date of termination. Except as so exercised such Option shall expire at the end of such period.

(2) If such termination is involuntary on the part of the Participant, such Option may be exercised only if and to the extent such Option was exercisable at the date of termination and only within ninety days (extended to the next business day if falling on a weekend or holiday) after the date of termination. Except as so exercised such Option shall expire at the end of such period.

(3) If an employee retires on or after the normal retirement date, such Option shall continue to be and become exercisable in accordance with its terms and the provisions of this Plan.

(4) If a Participant’s employment is terminated by reason of permanent and total disability, all unexercisable installments of such Option shall thereupon become exercisable and shall remain exercisable for the remainder of the Option term.

(5) If a Participant dies, all unexercisable installments of such Option shall thereupon become exercisable and, at any time or times within one year after such death, the Option may be exercised, as to all or any unexercised portion of the Option. The Company may decline to deliver Shares to a designated beneficiary until it receives indemnity against claims of third parties satisfactory to the Company. Except as so exercised such Option shall expire at the end of such period.

(F) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. The maximum number of Shares that may be awarded as Incentive Stock Options is 8 million.

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

(b) Restoration Options. The Committee may only grant a Participant a restoration Option under this Plan with respect to an option granted by the Company under the Prior Plans, or with respect to a restoration option resulting from such an option, when the Company is contractually bound to grant such restoration Option, and the Participant pays the exercise price by delivering Shares or by attesting to the ownership of such Shares. The restoration option is equal to the number of Shares delivered or attested to by the Participant, and the exercise price shall not be less than 100 percent of the fair market value of the Shares on the date the restoration option is granted. A restoration option otherwise will have the same terms as the original option. Unless the Committee shall otherwise determine, (i) no restoration option shall be granted unless the recipient is an active employee at the time of grant and (ii) the number of Shares which are subject to a restoration Option shall not exceed the number of whole Shares exchanged in payment for the exercise of the underlying Option. No restoration Options shall otherwise be granted under this Plan.

(c) Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (i) the fair market value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before or after the date of exercise over (ii) the fair market value on the date of grant. Stock Appreciation Rights may not fully vest prior to the third anniversary of the date of grant, except as provided in Sections 6(d)(iv)(B) and 7(f) below.

Subject to the terms of the Plan, the Committee shall determine the grant price, which shall not be less than 100% of the fair market value of the Shares underlying the Stock Appreciation Right on the date of grant, term (not to exceed ten years), methods of exercise and settlement and any other terms and conditions of any Stock Appreciation Right and may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(d) Restricted Stock and Restricted Stock Units.

(i) Issuance. The Committee is authorized to grant to Participants Awards of Restricted Stock, which shall consist of Shares, and Restricted Stock Units which shall give the Participant the right to receive cash, Shares, other securities, other Awards or other property, in each case subject to the termination of the Restricted Period determined by the Committee. Notwithstanding the following terms, the Committee may impose other terms that may be more or less favorable to the Company as it deems fit. In the absence of any such differing provisions, Awards of Restricted Stock and Restricted Stock Units shall have the provisions described below.

(ii) Restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to portions of Shares covered by the same Award. Subject to the terms of the Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise (including the achievement of performance measures as set forth in Section 6(e) hereof), as the Committee may deem appropriate. Any Shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Shares shall be subject to the restrictions contained in the applicable Award Agreement. Restricted Stock Awards and Restricted Stock Units may not fully vest prior to the third anniversary of the date of grant, except as provided in Sections 6(d)(iv)(B), 6(e)(iii) and 7(f) below. Subject to the aforementioned restrictions and the provisions of the Plan, a Participant shall have all of the rights of a stockholder with respect to Restricted Stock.

(iii) Registration. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates.

(iv) Termination; Death. If a Participant’s employment terminates for any reason, all Shares of Restricted Stock or Restricted Stock Units theretofore awarded to the Participant which are still subject to restrictions

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

shall upon such termination be forfeited and transferred back to the Company, except as provided in clauses (A) and (B) below.

(A) If an employee ceases to be employed by reason of retirement on or after normal retirement date, the restrictions contained in the Award of Restricted Stock or the Restricted Stock Unit shall continue to lapse in the same manner as though employment had not terminated, subject to clause (B) below and Sections 6(d)(v) and 7(f).

(B) If a Participant ceases to be employed by reason of permanent and total disability or if a Participant dies, whether before or after the normal retirement date, the restrictions contained in such Participant’s Award of Restricted Stock or Restricted Stock Units shall lapse.

(C) At the expiration of the Restricted Period, the Company shall deliver Shares in the case of an Award of Restricted Stock or Shares, cash, securities or other property, in the case of a Restricted Stock Unit, as follows:

(1) if an assignment to a trust has been made in accordance with Section 7(d)(ii)(B), to such trust; or

(2) if the Restricted Period has expired by reason of death and a beneficiary has been designated in form approved by the Company, to the beneficiary so designated; or

(3) in all other cases, to the Participant or the legal representative of the Participant’s estate.

(v) Acceleration. New Awards granted to a Participant in or after the calendar year in which such Participant attains age 65 will vest in five equal annual installments or such earlier vesting as may be specified in the Award Agreement. With respect to an Award granted to a Participant prior to the calendar year in which the Participant attains age 65, if in the calendar year in which the Participant attains age 65 the Restricted Period then remaining thereunder is longer than five years, the Restricted Period shall be shortened so that commencing in the calendar year that a Participant attains age 66, the restrictions contained in the Award shall lapse in equal annual installments such that the Participant shall be fully vested not later than the end of the calendar year in which the Participant attains age 70.

(e) Performance Awards.

(i) The Committee is hereby authorized to grant Performance Awards to Participants.

(ii) Subject to the terms of the Plan, a Performance Award granted under the Plan (A) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock or Restricted Stock Units), other securities or other Awards, and (B) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee. Unless the Committee determines otherwise, the performance period relating to any Performance Award shall be at least one calendar year commencing January 1 and ending December 31 (except in circumstances in connection with a Change in Control, in which event the performance period may be shorter than one year).

(iii) Every Performance Award to a member of the Executive Group shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

level or levels, as determined by the Committee, of one or more performance measures with respect to the Company or any of its Affiliates, including the following:

Cash flow	Return on invested capital
Earnings per share	Return on net assets
EBIT	Return on net tangible assets
EBITDA	Return on sales
Gross margin	Revenue growth
Gross profit	Revenues
Net income	Safety measures
Operating margin	SG&A as a percent of sales
Operating profit	Total shareholder return
Quality measures	Working capital
Return on assets	Working capital as a percent of sales
Return on equity	Working capital efficiency

each as determined in accordance with generally accepted accounting principles, where applicable, as consistently applied by the Company. The following shall be excluded in determining whether any performance criterion has been attained: losses resulting from discontinued operations, extraordinary losses (in accordance with generally accepted accounting principles, as currently in effect), the cumulative effect of changes in accounting principles and other unusual, non-recurring items of loss that are separately identified and quantified in the Company’s audited financial statements. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. For any Performance Award, the maximum amount that may be delivered or earned in settlement of all such Awards granted in any year shall be (x) if and to the extent that such Awards are denominated in Shares, 2,000,000 Shares (subject to adjustment as provided in Section 4(c)) and (y) if and to the extent that such Awards are denominated in cash, $10,000,000. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 6(e)(iii) applies upon attainment of such pre-established formula.

(f) Dividend Equivalents. The Committee is authorized to grant to Participants Awards under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan, such Awards may have such terms and conditions as the Committee shall determine, but shall not be awarded on unearned Performance Awards.

(g) Termination of Employment. Except as otherwise provided in the Plan or determined by the Committee,

(i) Awards granted to, or otherwise held by, employees will terminate, expire and be forfeited upon termination of employment, which shall include a change in status from employee to consultant and termination by reason of the fact that an entity is no longer an Affiliate, and

(ii) a Participant’s employment shall not be considered to be terminated (A) in the case of approved sick leave or other approved leave of absence (not to exceed one year or such other period as the Committee may determine), or (B) in the case of a transfer among the Company and its Affiliates.

(h) Termination of Awards. Notwithstanding any of the provisions of this Plan or instruments evidencing Awards granted hereunder, other than the provisions of Section 7(f), the Committee may terminate any Award (including the unexercised portion of any Option and any Award of Restricted Stock or Restricted Stock Units

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

which remains subject to restrictions) concurrently with or at any time following termination of employment regardless of the reason for such termination of employment if the Committee shall determine that the Participant has engaged in any activity detrimental to the interests of the Company or an Affiliate.

SECTION 7. General.

(a) No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

(b) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other Plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under another Plan of the Company or an Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(d) Limits on Transfer of Awards. Awards cannot be transferred, except the Committee is hereby authorized to permit the transfer of Awards under the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) No Award or right under any Award may be sold, encumbered, pledged, alienated, attached, assigned or transferred in any manner and any attempt to do any of the foregoing shall be void and unenforceable against the Company.

(ii) Notwithstanding the provisions of Section 7(d)(i) above:

(A) An Option may be transferred:

(1) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

(2) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant’s estate; or

(3) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant’s life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Options shall revert to and remain solely with the Participant. Notwithstanding a qualified assignment, for the purpose of determining compensation arising by reason of the Option, the Participant, and not the trust to which rights under such an Option may be assigned,

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

(B) A Participant may assign or transfer rights under an Award of Restricted Stock or Restricted Stock Units:

(1) to a beneficiary designated by the Participant in writing on a form approved by the Committee;

(2) by will or the applicable laws of descent and distribution to the personal representative, executor or administrator of the Participant’s estate; or

(3) to a revocable grantor trust established by the Participant for the sole benefit of the Participant during the Participant’s life, and under the terms of which the Participant is and remains the sole trustee until death or physical or mental incapacity. Such assignment shall be effected by a written instrument in form and content satisfactory to the Committee, and the Participant shall deliver to the Committee a true copy of the agreement or other document evidencing such trust. If in the judgment of the Committee the trust to which a Participant may attempt to assign rights under such an Award does not meet the criteria of a trust to which an assignment is permitted by the terms hereof, or if after assignment, because of amendment, by force of law or any other reason such trust no longer meets such criteria, such attempted assignment shall be void and may be disregarded by the Committee and the Company and all rights to any such Awards shall revert to and remain solely with the Participant. Notwithstanding a qualified assignment, for the purpose of determining compensation arising by reason of the Award, the Participant, and not the trust to which rights under such an Award may be assigned, shall continue to be considered an employee or consultant, as the case may be, of the Company or an Affiliate, but such trust and the Participant shall be bound by all of the terms and conditions of the Award Agreement and this Plan. Shares issued in the name of and delivered to such trust shall be conclusively considered issuance and delivery to the Participant.

(iii) The Committee, the Company and its officers, agents and employees may rely upon any beneficiary designation, assignment or other instrument of transfer, copies of trust agreements and any other documents delivered to them by or on behalf of the Participant which they believe genuine and any action taken by them in reliance thereon shall be conclusive and binding upon the Participant, any trustee, the personal representatives of the Participant’s estate and all persons asserting a claim based on an Award. The delivery by a Participant of a beneficiary designation, or an assignment of rights under an Award as permitted hereunder, shall constitute the Participant’s irrevocable undertaking to hold the Committee, the Company and its officers, agents and employees harmless against claims, including any cost or expense incurred in defending against claims, of any person (including the Participant) which may be asserted or alleged to be based on an Award subject to a beneficiary designation or an assignment. In addition, the Company may decline to deliver Shares to a beneficiary, heir or trustee until it receives indemnity against claims of third parties satisfactory to the Company.

(e) Share Certificates. All certificates for, or other indicia of, Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f) Change in Control.

Notwithstanding any of the provisions of this Plan or instruments evidencing Awards granted hereunder, upon a Change in Control of the Company the vesting of all rights of Participants under outstanding Awards

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

shall be accelerated and all restrictions thereon shall terminate in order that Participants may fully realize the benefits thereunder. Such acceleration shall include, without limitation, the immediate exercisability in full of all Options and the termination of restrictions on Restricted Stock and Restricted Stock Units. Further, in addition to the Committee’s authority set forth in Section 4(c), the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (A) provide for the purchase of any such Award, upon the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable; (B) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (C) cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving corporation after such Change in Control. Notwithstanding the foregoing and the terms of any Award Agreement (i) such acceleration of vesting and lapse of any Restricted Period shall not accelerate the time of payment of any Award, other than an Option, constituting deferred compensation not exempt from Section 409A of the Internal Revenue Code; and (ii) at the time of any Change in Control, shares subject to any Award which have not then become fully vested (“legacy awards”) shall thereupon become fully vested as provided above only if the Committee fails to substitute successor awards as provided in the foregoing clauses (A), (B) or (C) which are equal to the then-current value of fully vested legacy awards and the shares of the acquiring or surviving corporation are marketable securities tradable on any national securities exchange, provided that for legacy awards that do not become fully vested, the vesting schedule applicable to the legacy awards shall continue, as if the Change in Control had not occurred, as to such successor awards; provided, further, that such successor awards shall immediately vest at the time which the Committee determines, within 24 months following the date of Change in Control, that any such person shall have been terminated involuntarily by the Company for a reason other than gross negligence or deliberate misconduct which demonstrably harms the Company, or that any such person shall have resigned for Good Reason as such term has been previously defined, and rules for its application established, by the Committee.

(g) Cash Settlement. Notwithstanding any provision of this Plan or of any Award Agreement to the contrary, any Award outstanding hereunder may at any time be cancelled in the Committee’s sole discretion upon payment of the value of such Award to the holder thereof in cash or in another Award hereunder, such value to be determined by the Committee in its sole discretion.

(h) Option Repricing. Except as provided in Section 4(c) and in connection with the granting of a Substitute Award, no outstanding Option may be cancelled and replaced with an Option having a lower exercise price.

(i) Clawback Upon Restatement. In the event the Company has a restatement of its financial statements, other than as a result of changes to accounting rules and regulations, the Committee shall have the discretion at any time (notwithstanding any expiration of this Plan or of the rights or obligations otherwise arising hereunder) to require any Participant to return all cash or Shares which he may have acquired (or which he is deemed to have acquired) as a result of any Performance Award payment or as a result of the sale of Shares which may have vested under any Award, and to waive, forfeit and surrender to the Company the right to any unrealized Performance Award payments and to all unsold vested Shares and all unvested Shares made under any Award (whether or not such Participant may then be an employee, consultant or director of the Company or any of its affiliates, and whether or not such Participant’s or any other person’s misconduct may have caused such restatement), provided that such payment or right to payment or Award was earned, paid or granted during the three-year period preceding the date of restatement of such restated financial results and provided, further, that any such recovery shall be offset by recovery otherwise obtained hereunder. The Committee retains discretion regarding the application of these provisions.

APPENDIX A	MASCO CORPORATION 2014 PROXY STATEMENT

SECTION 8. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a) Amendments to the Plan. The Board may amend the Plan and the Board or the Committee may amend any outstanding Award; provided, however, that: (I) no Plan amendment shall be effective until approved by stockholders of the Company (i) if any stockholder approval thereof is required in order for the Plan to continue to satisfy the conditions of the applicable rules and regulations that the Committee has determined to be necessary to comply with, and (ii) if such Plan amendment would materially (A) increase the number of Shares available under the Plan or issuable to a Participant (other than a change in the number of Shares made in connection with an event described in Section 4(c) hereof), (B) change the types of Awards that may be granted under the Plan, (C) expand the class of persons eligible to receive Awards under the Plan, or (D) directly or indirectly (including through an exchange of underwater options or SARs for cash or other Awards) reduce the price at which an Option or Stock Appreciation Right is exercisable (other than in connection with an event described in Section 4(c) hereof or the granting of a Substitute Award), and (II) without the consent of affected Participants no amendment of the Plan or (other than as permitted or required herein) of any Award may impair the rights of Participants under outstanding Awards.

(b) Waivers. The Committee may waive any conditions to the Company’s obligations or rights of the Company under any Award theretofore granted, prospectively or retroactively, without the consent of any Participant.

(c) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan; provided, however, no such adjustment shall be made to an Award granted under Section 6(e)(iii) if the Committee intends such Award to constitute “qualified performance-based compensation” unless such adjustment is permitted under Section 162(m) of the Code.

SECTION 9. Correction of Defects, Omissions, and Inconsistencies.

The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to effectuate the Plan.

SECTION 10. General Provisions.

(a) No Rights to Awards. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant.

(b) Withholding. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, other Awards or other property) of withholding taxes due in respect of an Award, its exercise or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes.

(c) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

MASCO CORPORATION 2014 PROXY STATEMENT	APPENDIX A

(d) No Right to Employment or Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

(e) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable Federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 11. Term.

The Plan shall be effective as of the date of its approval by the Company’s stockholders and no Awards shall be made under the Plan after May 6, 2024.

Masco Corporation

Annual Meeting of Stockholders to be held at:

Masco Corporation      21001 Van Born Road      Taylor, Michigan 48180

NOTE: Road construction may require an alternate route.

From Metro Airport (West)

•	Take I-94 east to Exit 204 for the Southfield Freeway/M-39.
•	Keep right at the fork and follow the signs for Pelham Road.
•	Turn left onto Pelham Road and proceed to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Southfield/Birmingham (North)

•	Take the Southfield Freeway to Exit 3 for Outer Drive/Van Born Road.
•	Stay on the service drive, which bears right onto Van Born Road.
•	Proceed on Van Born Road to the corporate office (on the left).

From Downtown Detroit (East)

•	Take I-94 west to Exit 204 for the Southfield Freeway/M-39/Pelham Road.
•	Follow the signs for Pelham Road and turn right onto Pelham Road.
•	Proceed on Pelham Road to Van Born Road.
•	Turn left onto Van Born Road and proceed to the corporate office (on the left).

From Toledo (South)

•	Take I-75 north to Exit 202 for Telegraph Road/US-24 north.
•	Proceed on Telegraph Road north to Van Born Road.
•	Turn right on Van Born Road and proceed to the corporate office (on the right).

MASCO CORPORATION 21001 VAN BORN ROAD TAYLOR, MI 48180

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 5, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 5, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M69032-P46187	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MASCO CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain			For	Against	Abstain
	1a. Keith J. Allman	☐	☐	☐	3.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2014.	☐	☐	☐
	1b. Verne G. Istock	☐	☐	☐
	1c. J. Michael Losh	☐	☐	☐	4.	To approve the Company’s 2014 Long Term Stock Incentive Plan.	☐	☐	☐
	1d. Christopher A. O’Herlihy	☐	☐	☐	NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or adjournments thereof.

The Board of Directors recommends you vote FOR the Company’s proposals 2, 3 and 4:

2.	To approve, by non-binding advisory vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M69033-P46187

MASCO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2014

The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on Tuesday, May 6, 2014, at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, and any adjournment or postponement thereof, and to vote in his discretion on any other matters that may come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 6, 2014, the Proxy Statement for the Annual Meeting and the Annual Report to Shareholders, prior to the signing of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side